Exhibit 10.86
EXECUTION COPY
DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT
dated as of July 9, 2008
among
SYNTAX-BRILLIAN CORPORATION,
as a Debtor and Debtor-in-Possession,
SYNTAX-BRILLIAN SPE, INC.,
as a Debtor and Debtor-in-Possession,
as Borrowers
and
SYNTAX GROUPS CORPORATION,
as a Debtor and Debtor-in-Possession,
as a Guarantor,
VARIOUS LENDERS,
and
SILVER POINT FINANCE, LLC,
as Administrative Agent and Collateral Agent

Senior Secured, Super-Priority Debtor-in-Possession Credit Facility

TABLE OF CONTENTS

SECTION 1. DEFINITIONS AND INTERPRETATION	1
1.1 Definitions	1
1.2 Accounting Terms	27
1.3 Interpretation, etc	28

SECTION 2. LOANS	28
2.1 [Intentionally Omitted]	28
2.2 Loans	28
2.3 [Intentionally Omitted]	29
2.4 Pro Rata Shares; Availability of Funds	29
2.5 Use of Proceeds	30
2.6 Evidence of Debt; Register; Lenders’ Books and Records; Notes	31
2.7 Interest on Loans	31
2.8 Conversion/Continuation	32
2.9 Default Interest	33
2.10 Fees	33
2.11 Scheduled Payments/Commitment Reductions	33
2.12 Voluntary Prepayments/Commitment Reductions	34
2.13 Mandatory Prepayments/Commitment Reductions	35
2.14 Application of Prepayments/Reductions	36
2.15 General Provisions Regarding Payments	37
2.16 Ratable Sharing	39
2.17 Making or Maintaining LIBOR Rate Loans	40
2.18 Increased Costs; Capital Adequacy; Reserves on LIBOR Rate Loans	41
2.19 Taxes; Withholding, etc.	43
2.20 Obligation to Mitigate	46
2.21 Defaulting Lenders	46
2.22 Removal or Replacement of a Lender	47
2.23 Joint and Several Liability of the Borrowers	48
2.24 No Discharge; Survival of Claims	49

SECTION 3. CONDITIONS PRECEDENT	49
3.1 Conditions to Interim Facility Effective Date	49
3.2 Conditions to Final Facility Effectiveness	53
3.3 Conditions to Each Credit Extension	53

SECTION 4. REPRESENTATIONS AND WARRANTIES	55
4.1 Organization; Requisite Power and Authority; Qualification	55
4.2 Capital Stock and Ownership	56
4.3 Due Authorization	56
4.4 No Conflict	56
4.5 Governmental Consents	56
4.6 Binding Obligation	57
4.7 Budget	57
4.8 No Material Adverse Change	57

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4.9 No Restricted Junior Payments	57
4.10 Adverse Proceedings, etc.	57
4.11 Payment of Taxes and Other Amounts	58
4.12 Properties	58
4.13 Environmental Matters	59
4.14 No Defaults	59
4.15 Material Contracts	59
4.16 Governmental Regulation	60
4.17 Margin Stock	60
4.18 Employee Matters	60
4.19 Employee Benefit Plans	60
4.20 Certain Fees	61
4.21 Administrative Priority; Lien Priority	61
4.22 Security Interest in Collateral	62
4.23 Compliance with Statutes, etc.	62
4.24 Disclosure	62
4.25 Terrorism Laws	63
4.26 Insurance	63
4.27 Common Enterprise	63
4.28 Affiliate Transactions	63
4.29 Intellectual Property	63
4.30 Permits, Etc.	64
4.31 Flood Zone	64
4.32 No Action for Winding-Up or Bankruptcy	64
4.33 Pre-Petition Obligations	64

SECTION 5. AFFIRMATIVE COVENANTS	64
5.1 Financial Statements and Other Reports	64
5.2 Existence	70
5.3 Payment of Taxes and Claims	70
5.4 Maintenance of Properties	71
5.5 Insurance	71
5.6 Books and Records; Inspections	71
5.7 Compliance with Laws	72
5.8 Environmental	72
5.9 Further Assurances	75
5.10 Miscellaneous Business Covenants	75
5.11 Use of Proceeds	77
5.12 Post Closing Matters	77
5.13 Key Man Insurance	77
5.14 Operational Advisor	77
5.15 In-Transit Inventory	77
5.16 Reworked Inventory	78
5.17 Foreign Accounts Receivable	78
5.18 Material Contracts	78
5.19 Contractor Agreements	78
5.20 Sale	78

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SECTION 6. NEGATIVE COVENANTS	79
6.1 Indebtedness	79
6.2 Liens	80
6.3 No Further Negative Pledges	82
6.4 Restricted Junior Payments	82
6.5 Restrictions on Subsidiary Distributions	82
6.6 Investments	83
6.7 Compliance with Budget	83
6.8 Fundamental Changes; Disposition of Assets; Acquisitions	84
6.9 Disposal of Subsidiary Interests	84
6.10 Leases	85
6.11 Transactions with Shareholders and Affiliates	85
6.12 Conduct of Business	85
6.13 Amendments or Waivers of Certain Contractual Obligations	85
6.14 Customers and Suppliers	85
6.15 Fiscal Year	85
6.16 Deposit Accounts	86
6.17 Amendments to Organizational Agreements and Material Contracts	86
6.18 Prepayments of Certain Indebtedness	86
6.19 Issuance of Capital Stock	86
6.20 Affiliate Payments	86
6.21 Accounts	86
6.22 Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims	86
6.23 Purchase and Manufacturing of Inventory	87

SECTION 7. GUARANTY	87
7.1 Guaranty of the Obligations	87
7.2 Contribution by Guarantors	87
7.3 Payment by Guarantors	88
7.4 Liability of Guarantors Absolute	88
7.5 Waivers by Guarantors	90
7.6 Guarantors’ Rights of Subrogation, Contribution, etc.	91
7.7 Subordination of Other Obligations	92
7.8 Continuing Guaranty	92
7.9 Authority of Guarantors or Borrowers	92
7.10 Financial Condition of Borrowers	92
7.11 Bankruptcy, etc.	92
7.12 Discharge of Guaranty Upon Sale of Guarantor	93
7.13 Taxes	93

SECTION 8. EVENTS OF DEFAULT	93
8.1 Events of Default	93

SECTION 9. AGENTS	99
9.1 Appointment of Agents	99
9.2 Powers and Duties	99

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9.3 General Immunity	99
9.4 Agents Entitled to Act as Lender	101
9.5 Lenders’ Representations, Warranties and Acknowledgment	101
9.6 Right to Indemnity	101
9.7 Successor Agents	102
9.8 Collateral Matters, Collateral, Documents and Guaranty	104
9.9 Posting of Approved Electronic Communications	105
9.10 Proofs of Claim	106
9.11 Agents and Arrangers	107

SECTION 10. SECURITY AND ADMINISTRATIVE PRIORITY	107
10.1 Pre-Petition Obligations	107
10.2 Acknowledgment of Security Interests	107
10.3 Binding Effect of Documents	107
10.4 Collateral; Grant of Lien and Security Interest	108
10.5 Administrative Priority	109
10.6 Grants, Rights and Remedies	109
10.7 No Filings Required	109
10.8 Survival	109

SECTION 11. MISCELLANEOUS	110
11.1 Notices	110
11.2 Expenses	110
11.3 Indemnity	111
11.4 Set Off	112
11.5 Amendments and Waivers	112
11.6 Successors and Assigns; Participations	114
11.7 Special Purpose Funding Vehicles	117
11.8 Independence of Covenants	118
11.9 Survival of Representations, Warranties and Agreements	118
11.10 No Waiver; Remedies Cumulative	118
11.11 Marshalling; Payments Set Aside	118
11.12 Severability	118
11.13 Obligations Several; Independent Nature of Lenders’ Rights	119
11.14 Headings	119
11.15 APPLICABLE LAW	119
11.16 CONSENT TO JURISDICTION	119
11.17 WAIVER OF JURY TRIAL	120
11.18 Confidentiality	120
11.19 Usury Savings Clause	121
11.20 Counterparts	122
11.21 Effectiveness	122
11.22 Patriot Act	122
11.23 Disclosure	122
11.24 Company as Agent for Credit Parties	122
11.25 Appointment for Perfection	123
11.26 Advertising and Publicity	123

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11.27 Immunity	123
11.28 Release	123

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APPENDICES:	A		Commitments
	B		Notice Addresses

SCHEDULES:	1.1		Panel Deposit Agreements
	4.1		Jurisdictions of Organization and Qualification
	4.2		Capital Stock and Ownership
	4.10		Adverse Proceedings (Stayed Litigation)
	4.12		Real Estate Assets
	4.14		Specified Defaults
	4.15		Material Contracts
	4.19		Employee Benefit Plans
	4.26		Insurance
	4.28		Affiliate Transactions
	4.29		Intellectual Property
	4.33		Pre-Petition Obligations
	6.1		Certain Indebtedness
	6.2		Certain Liens
	6.6		Certain Investments
	6.8	(b)	Foreign Subsidiaries to be Dissolved
	6.11		Certain Affiliate Transactions

EXHIBITS:	A-1		Funding Notice
	A-2		Conversion/Continuation Notice
	B		Note
	C		Compliance Certificate
	D		Initial Budget
	E		Assignment Agreement
	F		Certificate Regarding Non bank Status
	G		Interim Facility Effective Date Certificate
	H		Vivitar Guaranty
	I		Pledge and Security Agreement
	J		Interim Bankruptcy Court Order
	K		Chief Financial Officer Certificate

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DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT
     This DEBTOR-IN-POSSESSION CREDIT AND GUARANTY AGREEMENT, dated as of July 9, 2008 is entered into by and among, SYNTAX-BRILLIAN CORPORATION, a Delaware corporation, as a debtor and debtor-in-possession (“Company”), SYNTAX-BRILLIAN SPE, INC., a Delaware corporation, as a debtor and debtor-in-possession (“SPV”, and together with the Company, each a “Borrower” and collectively, the “Borrowers”), SYNTAX GROUPS CORPORATION, a California corporation, as a debtor and debtor-in-possession, as a Guarantor, the Lenders party hereto from time to time and SILVER POINT FINANCE, LLC (“Silver Point”), as Administrative Agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS , the Borrowers have commenced voluntary cases (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and the Borrowers continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code; and
     WHEREAS, the Borrowers have asked the Lenders to make post-petition loans and advances to the Borrowers consisting of a revolving credit facility in an aggregate principal amount not to exceed the sum of (a) the Base Amount, plus (b) $8,000,000 at any time outstanding; provided, that until the Final Bankruptcy Court Order Entry Date, no loans or advances under the revolving credit facility shall be made, other than revolving credit loans in an aggregate principal amount not to exceed $7,500.000. The Lenders have severally, and not jointly, agreed to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
     SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
     “Account(s)” means any account or Account as defined under the UCC.
     “Account Debtor” means each Person who is in any way obligated on or in connection with any Account.

     “Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the greater of (A) four percent (4.0%) per annum and (B) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of one-sixteenth of one percent (1/16 of 1%)) (i) (a) the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest one-hundredth of one percent (1/100 of 1%)) equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date as determined by Administrative Agent in accordance with its customary practices, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.
     “Administrative Agent” as defined in the preamble hereto.
     “Administrative Agent’s Account” means an account at a bank designated by Administrative Agent from time to time as the account into which Credit Parties shall make all payments to Administrative Agent for the benefit of Agents and Lenders under this Agreement and the other Credit Documents.
     “Administrative Borrower” as defined in Section 11.24.
     “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any mediator or arbitrator whether pending or, to the best knowledge of Company or any of its Subsidiaries, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.
     “Affected Lender” as defined in Section 2.17(b).
     “Affected Loans” as defined in Section 2.17(b).

     “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote five percent (5%) or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary herein, in no event shall any Agent or Lender be considered an “Affiliate” of any Credit Party.
     “Agent” means each of Administrative Agent and Collateral Agent.
     “Agent Advances” as defined in Section 9.8(c).
     “Aggregate Amounts Due” as defined in Section 2.16.
     “Aggregate Payments” as defined in Section 7.2.
     “Agreed Administrative Expense Priorities” means those administrative expenses with respect to the Borrowers, Syntax Groups Corporation and, with respect to sub-clause (ii) of clause “first”, an official unsecured creditors committee (if any) appointed by the Bankruptcy Court, which shall have the following order of priority:
first, (i) the unpaid fees of the Clerk of the Bankruptcy Court and the U.S. Trustee pursuant to 28 U.S.C. § 1930(a), and (ii) amounts in respect of Carve-Out Expenses, second, all Obligations then due and payable,
third, all Adequate Protection Obligations (as defined in the Bankruptcy Court Orders); and
fourth, all other allowed administrative expenses to the extent then due and payable and not otherwise paid.
     “Agreement” means this Debtor-in-Possession Credit and Guaranty Agreement, dated as of July 9, 2008, as it may be amended, supplemented or otherwise modified from time to time and any annexes, exhibits, schedules to any of the foregoing.
     “Applicable Margin” means (i) with respect to LIBOR Rate Loans, a percentage, per annum, equal to nine percent (9.0%); and (ii) with respect to Base Rate Loans, a percentage, per annum, equal to eight percent (8.0%).
     “Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency Liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
     “Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Company’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any of Company’s Subsidiaries, other than inventory sold in the ordinary course of business.
     “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.
     “Attributable Debt” means as of the date of determination thereof, without duplication, (i) in connection with a sale and leaseback transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then-remaining term of any applicable lease, and (ii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.
     “Authorized Officer” means, as applied to any Person, any individual holding the position of chief executive officer or chief financial officer, in each case, whose signatures and incumbency have been certified to Administrative Agent.
     “Avoidance Actions” means all causes of action arising under Sections 542, 544, 545, 547, 548, 550, 551, 553(b) or 724(a) of the Bankruptcy Code and any proceeds therefrom.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
     “Bankruptcy Court” as defined in the recitals hereto.
     “Bankruptcy Court Order” means the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order.

     “Base Amount” means $15,000,000.
     “Base Rate” means, for any day, a rate per annum equal to the greater of (A) five percent (5.0%) per annum and (B) the greater of (i) the Prime Rate in effect on such day, and (ii) the Federal Funds Effective Rate in effect on such day plus 1.0%). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
     “Beneficiary” means each Agent and Lender.
     “Borrower” and “Borrowers” as defined in the preamble hereto.
     “Borrowing Base Certificate” as defined in the Pre-Petition Credit Agreement.
     “Budget” means, collectively, the initial nine-week budget of Company and its Subsidiaries (other than Vivitar Corporation and its Subsidiaries) setting forth the projected cash receipts and disbursements of Company and its Subsidiaries (other than Vivitar Corporation and its Subsidiaries) and the balance of the Loans projected to be outstanding on a weekly basis during such period.
     “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
     “Business Trade Secrets” as defined in Section 4.31.
     “Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
     “Carve-Out Expenses” means (i) the Expense Reimbursement (to the extent payable under and as such term is defined in the Purchase Agreement), and (ii) the aggregate accrued and unpaid fees and expenses payable under sections 330 and 331 of the Bankruptcy Code to professional persons retained pursuant to an order of the Bankruptcy Court by the

Debtors (as defined in the Bankruptcy Court Orders) and any Committee (as defined in the Bankruptcy Court Orders) as of the occurrence of a Termination Event, not to exceed the amounts permitted therefor in the Budget, provided that such fees and expenses are ultimately allowed by the Bankruptcy Court, plus, following the occurrence of a Termination Event, the sum of $200,000 (subject to the Budget); provided, however, that Carve-Out Expenses shall not include, apply to, or be available for (a) any success fee or similar payment to any professionals or other persons payable in connection with a restructuring or asset disposition with respect to any of the Debtors or otherwise, or (b) any fees or expenses incurred by any party, including any Debtor and any Committee, or its respective professionals, in connection with, or relating to, the initiation or prosecution of any claims, causes of action, adversary proceedings, or other litigation against any of the Postpetition Secured Parties (as defined in the Bankruptcy Court Orders), the Pre-Petition Lenders, or the Pre-Petition Agents, including without limitation, investigating or challenging the amount, validity, perfection, priority, or enforceability of or asserting any defense, counterclaim, or offset to, the Postpetition Obligations, the Postpetition Liens, the Prepetition Obligations, or the Prepetition Liens (as each such term is defined in the Bankruptcy Court Orders). So long as no Termination Event shall have occurred and be continuing, the Debtors shall be permitted to pay compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable, and the same shall not reduce the Carve-Out Expenses.
     “Cash” means money, currency or a credit balance in any demand or Deposit Account.
     “Cash Collateral Interest Payments” means the current cash payment of interest on the amount of the Pre-Petition Lenders’ Cash Collateral (as defined in the Bankruptcy Court Orders) used by the Borrowers and Syntax Groups from and after the Filing Date (whether or not such interest payments are included in the Budget), which interest shall accrue and be payable in accordance with the terms of the Bankruptcy Court Orders.
     “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one month after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one month after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one month from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one month after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (v) shares of any money market mutual fund that (a) has at least ninety five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.
     “Cash Management Accounts” as defined in Section 5.10(a).
     “Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit F.
     “Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall own, directly or indirectly, beneficial or of record ownership of twenty-five percent (25.0%) or more on a fully diluted basis of the voting and/or economic interest in the outstanding Capital Stock of Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Company; or (ii) Company shall cease to beneficially own and control one hundred percent (100%) on a fully diluted basis of the economic and voting interest in the outstanding Capital Stock of each other Credit Party (except to the extent expressly permitted pursuant to Section 6.8(a) hereof); or (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Company cease to be occupied by Persons who either (a) were members of the board of directors of Company on the Interim Facility Effective Date, or (b) were nominated for election or appointed by the board of directors of Company, a majority of whom were directors on the Interim Facility Effective Date or whose election or nomination for election was previously approved by a majority of such directors.
     “Chief Financial Officer Certificate” means a certificate substantially in the form of Exhibit K.
     “Collateral” has, with respect to the Borrowers, the meaning specified therefor in Section 10.4(a), and includes, collectively, with respect to all Credit Parties, all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Collateral Documents or any other Credit Documents as security for the Obligations.
     “Collateral Agent” as defined in the preamble hereto.
     “Collateral Documents” means the Pledge and Security Agreement, and all other acknowledgments, certificates, control agreements, financing statements (and non-U.S. equivalents thereof), instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.
     “Commitment” means the commitment of a Lender to make or otherwise fund any Loan and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Interim Facility

Effective Date is the sum of (a) the Base Amount, plus (b) $8,000,000; provided that not more than $7,500,000 of such Commitments shall be available to the Borrowers prior to the Final Facility Effective Date.
     “Commitment Period” means the period from the Interim Facility Effective Date to but excluding the Final Maturity Date.
     “Communications” as defined in Section 9.9(a).
     “Company” as defined in the preamble hereto.
     “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
     “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
     “Contractor” means a manufacturer and/or processor engaged by a Credit Party to assemble Panel Inventory and other components into LCD Televisions on behalf of such Credit Party, which Contractor shall be reasonably acceptable to the Agents (it being understood that as of the Interim Facility Effective Date, Solar Link Technologies, Inc., Compal Electronics, Inc., DigiMedia and TCV Technology Company, Ltd. shall be deemed to be reasonable acceptable to the Agents).
     “Contractor Agreement” means an agreement between a Credit Party and a Contractor, pursuant to which the Contractor (and each of its subcontractors) disclaims ownership, subject to the terms specified therein, in the Panel Inventory, the components and the completed LCD Televisions.
     “Contributing Guarantors” as defined in Section 7.2.
     “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
     “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
     “Credit Date” means the date of a Credit Extension.
     “Credit Document” means any of this Agreement, each Guaranty, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order, the Notes, if any, the Collateral Documents, any Contractor Agreement, any Panel Deposit Agreement, the Factoring Assignment Agreement, and all other certificates, documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

     “Credit Extension” means the making, conversion or continuance of a Loan.
     “Credit Party” means each Borrower and each Guarantor.
     “Critical Vendor Payment” means any payment contemplated to be made pursuant to the Critical Vendor Motions (as defined in the Purchase Agreement as in effect on the date hereof).
     “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic or other similar agreement or arrangement.
     “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
     “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
     “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (b) such Defaulting Lender shall have delivered to the Administrative Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which the Credit Parties, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.
     “Defaulted Loan” as defined in Section 2.21.
     “Defaulting Lender” as defined in Section 2.21.
     “Default Rate” means any interest payable pursuant to Section 2.9.
     “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
     “DigiMedia” means DigiMedia Technology Co., Ltd.
     “Disqualified Capital Stock” means Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time prior to the first anniversary of the Final Maturity Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to one year after the Final Maturity Date, (e) does not provide that any claims of any holder of such Capital Stock may have against the Company or any of its Subsidiaries (including any claims as judgment creditor or other creditor in respect of claims for the breach of any covenant contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner satisfactory to Administrative Agent, (f) provides the holders of such Capital Stock thereof with any rights to receive any cash upon the occurrence of a change of control prior to the first anniversary date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (g) is prohibited by the terms of this Agreement.
     “Dollars” and the sign “$” mean the lawful money of the United States of America.
     “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
     “Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (c) any other Person (other than a natural Person) approved by Administrative Agent; provided, that neither Company nor any Affiliate of Company shall, in any event, be an Eligible Assignee.
     “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.
     “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order complaint, summons, citation, direction, penalty, fine, investigation or other order, directive or proceeding (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
     “Environmental Laws” means any and all current or future foreign or domestic, federal, state or local (or any subdivision of any of them), statutes, ordinances, orders, rules, by-laws, regulations, judgments, guidelines, policies, Governmental Authorizations, or any other requirements of Governmental Authorities imposing liability or establishing standards of conduct for or relating to (i) public health and safety, protection of the environment or other environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.
     “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
     “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan or Multiemployer Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) notice of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability or potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan, (xii) the imposition of any material liability under Title IV of ERISA, other than the PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Company, any of its Subsidiaries or any of their respective ERISA Affiliates; (xiii) any equivalent event, action, condition, proceeding or otherwise under similar laws of any other jurisdiction, or (xiv) any other event or condition with respect to a Pension Plan or Multiemployer Plan that could reasonably be expected to result in material liability of Company or any of its Subsidiaries.
     “Escrow Agreement” means the Escrow Agreement, dated as of July 7, 2008, by and among U.S. Bank National Association, as escrow agent, Olevia International Group, LLC, as purchaser and the Company.
     “Event of Default” means each of the conditions or events set forth in Section 8.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
     “Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Commitments, that Lender’s Commitment; and (ii) after the termination of the Commitments, the aggregate outstanding principal amount of the Loans of that Lender.
     “Extraordinary Receipts” means any cash received by or paid to or for the account of Company or any of its Subsidiaries not in the ordinary course of business, including any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement and proceeds of insurance (excluding, however, any Net Asset Sale Proceeds which are subject to Section 2.13(a), any Net Insurance/Condemnation Proceeds which are subject to Section 2.13(b) and any amounts which are subject to Section 2.13(c)).

     “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.
     “Factor” means The CIT Group/Commercial Services, Inc., in its capacity as factor under the Factoring Agreement.
     “Factoring Agreement” means the Amended and Restated Factoring Agreement, dated as of November 22, 2006, by and between Syntax Corporation and the Factor, and as later supplemented to add Company and Syntax Group Corporation, as parties thereto, and as amended by the amendment dated as of October 26, 2007.
     “Factoring Assignment Agreement” means the Assignment and Intercreditor Agreement, dated as of October 26, 2007, between the Factor and the Pre-Petition Agents, as the same may be amended or otherwise modified from time to time.
     “Fair Share Contribution Amount” as defined in Section 7.2.
     “Fair Share” as defined in Section 7.2.
     “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations for the day of such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Filing Date” means July 8, 2008.
     “Final Bankruptcy Court Order” means the final order of the Bankruptcy Court with respect to the Credit Parties, in form and substance satisfactory to the Administrative Agent in its sole discretion, which order shall provide for, among other things, the repayment in full of the Base Amount of the principal of the Tranche A Term Loan Exposure (as defined in the Pre-Petition Credit Agreement), as such order may be amended, modified or supplemented from time to time with the express written joinder or consent of the Administrative Agent.
     “Final Bankruptcy Court Order Entry Date” means the date on which the Final Bankruptcy Court Order shall have been entered on the docket of the Bankruptcy Court.
     “Final Facility Effective Date” as defined in Section 3.2.
     “Final Maturity Date” means the date which is the earliest of (i) the date which is twenty-one (21) days following the date of entry of the Interim Bankruptcy Court Order, if the

Final Bankruptcy Court Order has not been entered by the Bankruptcy Court on or prior to such date, (ii) September 2, 2008, (iii) the earlier of the effective date and the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code), in each case, of a plan of reorganization or a plan of liquidation in any of the Chapter 11 Cases that has been confirmed by an order of the Bankruptcy Court, (iv) the date on which the sale of all or substantially all of the assets of the Credit Parties is consummated pursuant to Section 363 of the Bankruptcy Code in accordance with the terms of an order of the Bankruptcy Court, and (v) such earlier date on which all Loans and other Obligations for the payment of money shall become due and payable in accordance with the terms of this Agreement and the other Credit Documents.
     “Final Period” means the period commencing on the Final Facility Effective Date and ending on the Final Maturity Date.
     “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from normal audit and year-end adjustments.
     “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document or any Bankruptcy Court Order, that such Lien is a valid, legal and enforceable Lien having priority over all other Liens to which such Collateral is subject, other than, in the case of Liens created pursuant to the Bankruptcy Court Orders, Permitted Priority Liens, and in all other cases, any Permitted Lien that is permitted to have priority over the Lien of the Collateral Agent.
     “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
     “Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on June 30th of each calendar year.
     “Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Funding Guarantor” as defined in Section 7.2.
     “Funding Notice” means a notice substantially in the form of Exhibit A-1.
     “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

     “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
     “Governmental Authority” means any Federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
     “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
     “Granting Lender” as defined in Section 11.7.
     “Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above.
     “Guaranteed Obligations” as defined in Section 7.1.
     “Guarantor” means, individually and collectively, Syntax Groups Corporation and Vivitar Corporation.
     “Guaranty” means, collectively, (i) the Guaranty made by Syntax Groups Corporation pursuant to Section 7 hereof, and (ii) the Vivitar Guaranty.
     “Hazardous Materials” shall include, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic under Environmental Law including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos-containing materials.

     “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any Remedial Action with respect to any of the foregoing.
     “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
     “Increased Cost Lender” as defined in Section 2.22.
     “Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business having a term of less than four (4) months that are, to the extent enforcement thereof is not stayed by virtue of the filing of the Chapter 11 Cases, not overdue by more than sixty (60) days) which purchase price is (a) due more than four (4) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; (xii) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person and (xii) all Attributable Debt of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.
     “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any Federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim against or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.
     “Indemnitee” as defined in Section 11.3(a).
     “Indemnitee Agent Party” as defined in Section 9.6.
     “Interest Payment Date” means (a) the last day of each month, commencing on the first such date to occur after the Interim Facility Effective Date, and (b) the final maturity date of such Loan; and (ii) any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan.
     “Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one month, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Loans shall extend beyond the Final Maturity Date.
     “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
     “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
     “Interim Bankruptcy Court Order” means the order of the Bankruptcy Court with respect to the Credit Parties, in the form of Exhibit J hereto, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Administrative Agent.
     “Interim Bankruptcy Court Order Entry Date” means the date on which the Interim Bankruptcy Court Order shall have been entered on the docket of the Bankruptcy Court.
     “Interim Facility Effective Date” means the date, on or before July 9, 2008, on which all of the conditions precedent set forth in Section 3.1 are satisfied or waived.
     “Interim Facility Effective Date Certificate” means an Interim Facility Effective Date Certificate substantially in the form of Exhibit G.
     “Interim Period” means the period commencing on the Interim Facility Effective Date and ending on the earlier to occur of (i) the Final Facility Effective Date and (ii) the Final Maturity Date.
     “Internal Control Event” means a material weakness in, or fraud that involves management of Company, which fraud has a material effect on Company’s internal controls over, public reporting, in each case as described in the Securities Laws.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
     “Inventory” means, with respect to any Person, all of such Person’s now owned and hereafter existing or acquired goods, wherever located, which (a) are held by such Person for sale; or (b) consist of raw materials, work in process, finished goods or materials used or consumed in its business.
     “Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person, of any Capital Stock of such Person; (iii) any direct or indirect loan, advance or capital contributions by Company or any of its Subsidiaries to any other Person, including all Indebtedness and Accounts from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) any direct or indirect Guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
     “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
     “Kolin” means Taiwan Kolin Company Ltd., a Taiwan corporation having its principal place of business at 10F, No. 86, Sec1, Chung Ching S. Rd., Taipei, Taiwan.
     “LCD Television” means a television that utilizes liquid crystal display technology.
     “Lender” means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.
     “Lender Expenses” means disbursements required to be made by Credit Parties to pay the fees and expenses of Agents’ legal and other advisors.
     “LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.
     “Lien” means (i) any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
     “Loan” means a Loan made by a Lender to Borrowers pursuant to Section 2.2(a) and/or Section 9.8(c).
     “Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which Borrowers will be charged by the Administrative Agent with all Loans made to, and all other Obligations incurred by, Borrowers.
     “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
     “Material Adverse Deviation” means, as of any date of determination, an adverse deviation of more than the Permitted Deviation from the aggregate amount set forth in any line item of the Budget for such weekly period.

     “Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole, except for the commencement of the Chapter 11 Cases and the effects that customarily result from the commencement of the Chapter 11 Cases; (ii) a significant portion of the industry or business segment in which Company or its Subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on Company and its Subsidiaries taken as a whole; (iii) the ability of any Credit Party to fully and timely perform its Obligations; (iv) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; (v) the Collateral or the Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens; or (vi) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.
     “Material Contract” means, collectively (a) any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect and (b) (i) any agreement or instrument evidencing or governing Indebtedness in an aggregate principal amount of $100,000 or more, (ii) each contract or agreement to which Company or any of its Subsidiaries is a party involving aggregate consideration payable to or by Company or such Subsidiary during any calendar year of $200,000 or more (other than purchase orders in the ordinary course of the business of Company or such Subsidiary), (iii) any agreement that the Company files with the SEC as a ‘Material Contract, (iv) the Purchase Agreement and the Escrow Agreement, (v) each Panel Deposit Agreement, and (vi) each Contractor Agreement.
     “Material Improvements” means the buildings, improvements, structures and fixtures now or subsequently located on the Real Estate Assets that are used in connection with the business of Company or any of its Subsidiaries and are material to the operation thereof.
     “Moody’s” means Moody’s Investor Services, Inc.
     “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA or such equivalent plan under non-U.S. law.
     “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
     “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) the sum of Cash payments and Cash Equivalents received by Company or any of its Subsidiaries from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs (after taking into account any available tax credits or deductions and any tax-sharing arrangements), and (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.
     “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements).
     “Non-Debtor Subsidiary” means a Subsidiary of the Company that is not a Debtor under the Chapter 11 Cases.
     “Non-U.S. Lender” as defined in Section 2.19(e).
     “Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.
     “Notice” means a Funding Notice or a Conversion/Continuation Notice.
     “Obligations” means all liabilities and obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Credit Document, in connection with the Commitments and the Loans, whether for principal, interest, fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).
     “Obligee Guarantor” as defined in Section 7.7.
     “Operational Advisor” means collectively, an operational advisor to Company, together with its supporting staff, which operational advisor and supporting staff are satisfactory to Agents; provided that FTI Consulting, Inc. shall be deemed satisfactory to Agents.
     “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended and (v) with respect to any other type of entity, its corresponding organizational documents. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
     “Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer, documentary, excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any of the other Credit Documents or from the execution, delivery or enforcement of, or otherwise with respect to or in connection with, any Credit Document.
     “Panel Deposit” means a deposit made with a Panel Manufacturer towards the purchase price of Panel Inventory.
     “Panel Deposit Agreement” means an agreement between a Credit Party and a Panel Manufacturer satisfactory to the Collateral Agent pursuant to which such Credit Party agrees to make a Panel Deposit with such Panel Manufacturer for application to the purchase price of Panel Inventory that such Credit Party has ordered from Panel Manufacturer. Each Panel Deposit Agreement in effect on the Interim Facility Effective Date is specified on Schedule 1.1 hereto.
     “Panel Inventory” means thin-filmed transistor liquid crystal display panels designed for installation into LCD Televisions and shall include, without duplication, the LCD Televisions manufactured from the panels described above.
     “Panel Manufacturer” means a manufacturer, satisfactory to the Administrative Agent, that produces Panel Inventory for, among others, one or more Credit Parties.
     “Participant” as defined in Section 11.6(h).
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).
     “Payment Office” means the Administrative Agent’s office located at Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830 or at such other office or offices of the Administrative Agent, as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrowers.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto and any equivalent entity under non-U.S. law.
     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and equivalent plans under non-U.S. law.
     “Permitted Deviation” means, for any weekly period set forth in the Budget, an adverse deviation in any line item not in excess of the amount permitted by Section 6.7.
     “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

     “Permitted Priority Liens” means the Existing Liens (as defined in the Bankruptcy Court Orders).
     “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
     “Platform” as defined in Section 9.9(b).
     “Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Vivitar Corporation, substantially in the form of Exhibit I hereto, as it may be amended, supplemented or otherwise modified from time to time.
     “Pre-Petition Agents” means Silver Point, as administrative agent for the Pre-Petition Lenders and as collateral agent for the Pre-Petition Lenders.
     “Pre-Petition Collateral” means all collateral whereby the Borrowers granted a Lien therein or purported to grant a Lien therein pursuant to the Pre-Petition Credit Documents.
     “Pre-Petition Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of October 26, 2007, by and among the Credit Parties party thereto, the Pre-Petition Agents and the Pre-Petition Lenders, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.
     “Pre-Petition Credit Documents” means the Pre-Petition Credit Agreement, and all instruments and documents executed at any time in connection with either thereof.
     “Pre-Petition Lenders” means the lenders party to the Pre-Petition Credit Agreement, from time to time, under and as defined in the Pre-Petition Credit Agreement.
     “Pre-Petition Obligations” means all indebtedness, obligations and liabilities of the Company and its Subsidiaries to the Pre-Petition Agents and the Pre-Petition Lenders incurred prior to the Filing Date arising from or related to the Pre-Petition Credit Agreement, and the other agreements, instruments and other documents related thereto including fees, interest, make-whole amounts, premiums (including prepayment premiums owing under the Pre-Petition Credit Documents), expenses, indemnities and reimbursement obligations due thereunder and interest thereon accruing both before and after the Filing Date, whether such indebtedness, obligations or liabilities are direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising.
     “Pre-Petition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal and interest or otherwise on account of any pre-petition Indebtedness or trade payables or other pre-petition claims against the Borrowers.
     “Prime Rate” means the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate.

The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     “Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Administrative Borrower, Collateral Agent and each Lender.
     “Pro Rata Share” means the percentage obtained by dividing (a) the Exposure of that Lender, by (b) the aggregate Exposure of all Lenders.
     “Purchase Agreement” means, the Asset Purchase Agreement, dated as of July 7, 2008, by and among the Company, SPV and Syntax Groups Corporation, as sellers, Olevia International Group, LLC, a California limited liability company and a wholly owned subsidiary of TCV Technology Company, Ltd., as purchaser, and Mr. Wu, Jung-Jyh a.k.a John Wu, as guarantor of certain of the Purchaser’s obligations thereunder, in form and substance reasonably satisfactory to the Agents.
     “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
     “Reference Bank” means JPMorgan Chase Bank and its successors and any other commercial bank designated by Administrative Agent to the Administrative Borrower from time to time.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor. With respect to Silver Point, Related Fund shall also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which Silver Point may leverage its investments from time to time.
     “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
     “Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.
     “Replacement Lender” as defined in Section 2.22.
     “Requisite Lenders” means, at any time of determination, but subject to the provisions of Section 2.21, Lenders holding Exposure representing more than fifty percent (50%) of the sum of the total Exposure of all Lenders at such time.
     “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding; (iv) any management or similar fees payable to any Affiliate of any Credit Party, and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness.
     “Register” as defined in Section 2.6(b).
     “Sale” means the sale of all or substantially all of the assets of the Company and its Subsidiaries (whether in one transaction or a series of related transactions) pursuant to Section 363 of the Bankruptcy Code pursuant to the Purchase Agreement or other documentation approved by the Agents and the Lenders.
     “Sale Procedure Motion” has the meaning specified therefor in Section 3.1(p).
     “Sale Procedure Order” has the meaning specified therefor in Section 3.1(p).
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.
     “SCHOT” means South China House of Technology Consultants Ltd., a company formed under the laws of Hong Kong.
     “Secured Parties” means the Agents and the Lenders.
     “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

     “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
     “Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
     “Silver Point” as defined in the preamble hereto.
     “SPC” as defined in Section 11.7.
     “Specified Account Debtor” means each of SCHOT and Olevia Far East.
     “Specified Party” means each of (i) Kolin, (ii) DigiMedia, (iii) Compal Electronics, Inc., (iv) TCV Technology Company, Ltd., and (v) Mr. Wu Jung-Jyh a.k.a. John Wu.
     “Specified Preferred Bank Indebtedness” as defined in Section 6.1.
     “SPV” as defined in the preamble hereto.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
     “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; (including, without limitation, real estate taxes); provided, that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business (other than a jurisdiction in which such Person is treated as doing business as a result of its entering into any Credit Document or its participation in the transactions governed thereby) on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

     “Tax-Related Person” means a Person (including a beneficial owner of an interest in a pass-through entity) whose income is realized through or determined by reference to an Agent, a Lender or Participant or any Tax Related Person of any of the foregoing.
     “Termination Event” as defined in the Bankruptcy Court Orders.
     “Terminated Lender” as defined in Section 2.22.
     “Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.
     “Tooling Expenditures” means expenditures in respect of jigs, dies, fixtures, molds, patterns, taps, gauges, other equipment and manufacturing aids, all components of these items, and replacements of these items, used for the production of parts and components of Inventory of the Credit Parties.
     “Total Utilization of Commitments” means, as at any date of determination and without duplication, the aggregate principal amount of all outstanding Loans.
     “Type of Loan” means a Base Rate Loan or a LIBOR Rate Loan.
     “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
     “Unadjusted LIBOR Rate Component” means that component of the interest costs to the Borrowers in respect of a LIBOR Rate Loan that is based upon the rate obtained pursuant to clause (B)(i) of the definition of Adjusted LIBOR Rate.
     “Vivitar Guaranty” means that Guaranty made by Vivitar Corporation, in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit H hereto.
     1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the 2007 audited financial statements of the Company and its Subsidiaries.

     1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use in any Credit Document of the words “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).
     SECTION 2. LOANS
     2.1 [Intentionally Omitted].
     2.2 Loans.
          (a) Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Loans to Borrowers in an aggregate amount up to but not exceeding such Lender’s Commitment; provided, that (i) after giving effect to the making of any Loans, (1) the total Loans borrowed in any week shall not exceed an amount equal to (A) the aggregate maximum principal amount of Loans projected to be borrowed during such week as specified in the Budget at such time, plus (B) the amount of the Lender Expenses and Cash Collateral Interest Payments paid (or to be paid with the applicable Loan) during such week, minus (C) the amount of any Critical Vendor Payments contemplated to have been paid during such week pursuant to the Budget that are not approved by the Bankruptcy Court or are not permitted by the terms hereof, and (2) the Total Utilization of Commitments shall not exceed the lesser of (x) an amount equal to (A) the maximum aggregate principal amount of Loans projected to be outstanding as specified in the Budget at such time, plus (B) the aggregate amount of the Lender Expenses and Cash Collateral Interest Payments paid (or to be paid with the applicable Loan) through such date, minus (C) the amount of Critical Vendor Payments contemplated to have been paid since the Interim Facility Effective Date pursuant to the Budget that are not approved by the Bankruptcy Court or are not permitted by the terms hereof, and (y) the Commitments at such time, and (ii) notwithstanding the foregoing, the aggregate principal amount of Loans outstanding at any time during the Interim Period shall not exceed $7,500,000. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Commitment Period. Each Lender’s Commitment shall expire on the Final Maturity Date and all Loans and all other amounts owed hereunder with respect to the Loans and the Commitments shall be paid in full no later than such date.
          (b) Borrowing Mechanics for Loans.

          (i) Except to the extent otherwise provided in Section 2.2(a), Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess of that amount, and Loans that are LIBOR Rate Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess of that amount.
          (ii) Whenever Borrowers desire that Lenders make Loans, Administrative Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than 2:00 p.m. (New York City time) at least two (2) Business Days in advance of the proposed Credit Date in the case of a LIBOR Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Loan that is a Base Rate Loan. Notwithstanding the foregoing, Loans may not be requested more often than once per week without the consent of the Administrative Agent. Except as otherwise provided herein, a Funding Notice for a Loan that is a LIBOR Rate Loan shall be irrevocable when given, and Borrowers shall be bound to make a borrowing in accordance therewith. Administrative Agent and Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by Administrative Agent in good faith to be from Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from Administrative Borrower to Administrative Agent). Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of Borrowers until Administrative Agent receives written notice to the contrary. Administrative Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.
          (iii) Notice of receipt of each Funding Notice in respect of Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided that Administrative Agent shall have received such notice by 2:00 p.m. (New York City time)) not later than 6:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Administrative Borrower.
          (iv) Each Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, to Administrative Agent’s Account. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Loans available to Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrowers or such other account as may be designated in writing to Administrative Agent by Administrative Borrower.
     2.3 [Intentionally Omitted]
     2.4 Pro Rata Shares; Availability of Funds.

          (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
          (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent, the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its reasonable discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the Administrative Borrower and the Administrative Borrower shall immediately pay such corresponding amount to Administrative Agent, together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, as applicable, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder.
     2.5 Use of Proceeds. The proceeds of the Loans shall be used (A) to pay for the fees, costs, expenses and other Obligations owing to the Agents and the Lenders in accordance with the Credit Documents, (B) to fund ongoing working capital requirements of the Company and its Subsidiaries including, without limitation, payments of the administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business of the Borrowers or otherwise approved by the Bankruptcy Court (and not otherwise prohibited under this Agreement), (C) to pay for fees, costs and expenses, including, without limitation, Carve-Out Expenses, and (D) to fund certain amounts to DigiMedia, in an aggregate amount not to exceed $3,500,000, and to fund certain amounts to TCV Technology Company, Ltd, in an aggregate amount not to exceed $2,000,000; in the case of clauses (B), (C) and (D), to the extent provided in the Budget. No portion of the proceeds of any Credit Extension shall be used (i) to finance any investigation, action or claim against the Pre-Petition Agents, the Pre-Petition Lenders, the Agents or the Lenders, including, without limitation, any claim challenging the amount, validity, priority or enforceability of the Pre-Petition Obligations or the Obligations, or the Liens related to either of the foregoing; or (ii) in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

     2.6 Evidence of Debt; Register; Lenders’ Books and Records; Notes.
          (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrowers’ Obligations in respect of any applicable Loans; and provided further that, in the event of any inconsistency between the Registers and any Lender’s records, the recordations in the Register shall govern.
          (b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or any Borrower’s Obligations in respect of any Loan. Borrowers hereby designate the entity serving as Administrative Agent to serve as Borrowers’ agent solely for purposes of maintaining the Register as provided in this Section 2.6, and Borrowers hereby agree that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees”.
          (c) Notes. If so requested by any Lender by written notice to the Administrative Borrower (with a copy to Administrative Agent) at least two (2) Business Days prior to the Interim Facility Effective Date, or at any time thereafter, the Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) on the Interim Facility Effective Date (or, if such notice is delivered after the Interim Facility Effective Date, promptly after the Administrative Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.
     2.7 Interest on Loans.
          (a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
          (i) if a Base Rate Loan, at the greater of (A) the Base Rate plus the Applicable Margin, and (B) 15.5%; or
          (ii) if a LIBOR Rate Loan, at the greater of (A) the Adjusted LIBOR Rate plus the Applicable Margin, and (B) 13.5%.

          (b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by the Administrative Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
          (c) In connection with LIBOR Rate Loans there shall be no more than two (2) Interest Periods outstanding at any time. In the event the Administrative Borrower fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Administrative Borrower fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Administrative Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Administrative Borrower and each applicable Lender.
          (d) Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360 day year with respect to LIBOR Rate Loans and 365/66 day year with respect to Base Rate Loans, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
          (e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears, in immediately available funds, (i) on and to each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.
     2.8 Conversion/Continuation.
          (a) Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrowers shall have the option:

          (i) to convert at any time all or any part of any Loan equal to $250,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless the Borrowers shall pay all amounts due under Section 2.17 in connection with any such conversion; or
          (ii) upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $250,000 and integral multiples of $50,000 in excess of that amount as a LIBOR Rate Loan.
          (b) The Administrative Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrowers shall be bound to effect a conversion or continuation in accordance therewith.
     2.9 Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is three percent (3%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is three percent (3%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, that in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is three percent (3%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.
     2.10 Fees. Borrowers agree to pay to Agents an unused line fee (the “Unused Line Fee”) equal to (a) the average of the daily difference between (i) the Commitments, and (ii) the aggregate principal amount of outstanding Loans times (b) one percent (1.0%) per annum, which Unused Line Fee shall be non-refundable, earned in full and due and payable monthly in arrears on the first Business Day of each month, commencing on August 1, 2008.
     2.11 Scheduled Payments/Commitment Reductions. The Commitments shall be reduced in connection with any voluntary or mandatory reductions of the Commitments in accordance with Sections 2.12, and 2.13, as applicable, and shall be terminated on the Final

Maturity Date, and all other amounts owed hereunder with respect thereto shall, in any event, be paid in full no later than the Final Maturity Date.
     2.12 Voluntary Prepayments/Commitment Reductions.
          (a) Voluntary Prepayments.
          (i) Subject to Section 2.17(c), any time and from time to time:
          (1) with respect to Base Rate Loans, the Borrowers may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess of that amount; and
          (2) with respect to LIBOR Rate Loans, the Borrowers may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17(c)) in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess of that amount.
          (3) All such prepayments shall be made upon not less than one Business Day’s prior written or telephonic notice.
in each case given to Administrative Agent, as applicable, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, as applicable, (and Administrative Agent will promptly transmit such telephonic or original notice for Loans, as the case may be, by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.
          (b) Voluntary Commitment Reductions.
          (i) Any time and from time to time, Borrowers may, upon not less than one (1) Business Day’s prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part the Commitments in an amount up to the amount by which the Commitments exceed the Total Utilization of Commitments at the time of such proposed termination or reduction; provided, that any such partial reduction of the Commitments shall be in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess of that amount.
          (ii) Administrative Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Administrative Borrower’s notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share thereof.

     2.13 Mandatory Prepayments/Commitment Reductions.
          (a) Asset Sales. No later than the first Business Day following the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds, the Borrowers shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to one hundred percent (100%) of such Net Asset Sale Proceeds.
          (b) Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Company or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrowers shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to one hundred percent (100%) of such Net Insurance/Condemnation Proceeds.
          (c) Issuance of Equity Securities. On the date of receipt by Company of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Company or any of its Subsidiaries, Company shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
          (d) Proceeds from Factor and Cash Management Accounts. (i) Any funds received by Administrative Agent (A) from Factor, pursuant to the Factoring Agreement, (B) in connection with any receivables management agreement or other similar arrangement that Credit Parties may enter into from time to time, or (C) from any Non-Vivitar Cash Management Account (other than funds required to be applied pursuant to any other clause of this Section 2.13), shall, at the election of the Administrative Agent, be applied to reduce the Loans on a daily basis or to make disbursements in accordance with the Budget; and (ii) any funds received by Administrative Agent from any Vivitar Cash Management Account (other than funds required to be applied pursuant to any other clause of this Section 2.13), shall be applied to reduce the Loans on a daily basis, or, notwithstanding anything to the contrary contained elsewhere in this Agreement, at the election of the Administrative Agent, to the Pre-Petition Obligations (it being understood that in no event shall the Agents, the Lenders, the Pre-Petition Lenders or the Pre-Petition Agents be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any such collateral or otherwise); provided, in each case, that if a Default or an Event of Default shall have occurred and be continuing, such funds shall be applied pursuant to Section 2.15(h), unless Requisite Lenders consent to a different application.
          (e) Extraordinary Receipts. No later than the first Business Day following the date of receipt by Company or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to such Extraordinary Receipts.
          (f) Loans. Company shall from time to time prepay the Loans to the extent necessary so that the Total Utilization of Commitments shall not at any time exceed the Commitments at such time.

          (g) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Commitments pursuant to Sections 2.13(a), 2.13(b), 2.13(c) and 2.13(e), Administrative Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds giving rise to the prepayment. In the event that Company or any of its Subsidiaries shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrowers shall promptly make an additional prepayment of the Loans and/or the Commitments shall be permanently reduced in an amount equal to such excess, and Borrowers shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
     2.14 Application of Prepayments/Reductions.
          (a) Application of Voluntary Prepayments of Loans. Any prepayment of any Loan pursuant to Section 2.12 shall be applied to repay outstanding Loans to the full extent thereof.
          (b) Application of Mandatory Prepayments.
          (i) Except as required by clause (ii) and (iii) below, any mandatory prepayment of any Loan pursuant to Section 2.13(a), 2.13(b), 2.13(c) and 2.13(e) shall be applied:
first, to prepay principal of the Loans; provided, that, unless consented to by Requisite Lenders (whether at the time of such prepayment or at a later date), the Commitments are permanently reduced or Administrative Agent imposes a permanent block thereon on a dollar-for-dollar basis with such prepayment;
second, to any other Obligations then outstanding;
          (ii) If a Default or an Event of Default has occurred and is continuing, all payments shall be applied pursuant to Section 2.15(h), unless Requisite Lenders consent to a different application. Nothing contained herein shall modify the provisions of Section 2.15(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.
          (iii) Notwithstanding anything contained herein or in any other Credit Document to the contrary, proceeds of the Pre-Petition Collateral may be applied to the Pre-Petition Obligations, the Obligations, or the Adequate Protection Obligations (as defined in the Bankruptcy Court Orders), as determined by the Administrative Agent, in its sole discretion; provided, that it is understood and agreed that any such application of proceeds to the Pre-Petition Obligations or the Adequate Protection Obligations shall be applied in accordance with the terms of the Pre-Petition Credit Agreement and any such application of proceeds to the Obligations shall be applied in accordance with the terms of this Agreement. In no event shall the Agents, the Lenders, the Pre-Petition

Lenders or the Pre-Petition Agents be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any such collateral or otherwise.
          (c) [Intentionally Omitted].
          (d) Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans. Any prepayment of the Loans shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 2.17(c).
     2.15 General Provisions Regarding Payments.
          (a) All payments by any Credit Party of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due to Administrative Agent’s Account, as applicable, for the account of Lenders; funds received by Administrative Agent, as applicable, after that time on such due date shall be deemed to have been paid on the next Business Day.
          (b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all commitment fees and other amounts payable with respect to the principal amount being repaid or prepaid.
          (c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.
          (d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
          (e) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.
          (f) Borrowers hereby authorize Administrative Agent to charge any Deposit Account or Securities Account maintained in the name of any Credit Party in order to cause timely payment of all Obligations due hereunder. (subject to sufficient funds being available in such accounts for that purpose). The Lenders and the Borrowers also hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers with respect to the Loans or any other Obligations under any Credit Document. Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 3.2 have been satisfied. Any amount charged to the Loan Account of the Borrowers shall be deemed a Loan hereunder made by the Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.2 of this Agreement. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent’s discretion.
          (g) Administrative Agent shall deem any payment by or on behalf of any Credit Party hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Interest shall continue to accrue on any principal outstanding as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.
          (h) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, after the occurrence and during the continuance of a Default or an Event of Default, Administrative Agent shall apply all payments in respect of any Obligations and all proceeds of the Collateral, as follows, unless Requisite Lenders consent to a different application:
          (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full;
          (ii) second, ratably to pay the Obligations in respect of any fees, expense reimbursements and indemnities then due to the Lenders until paid in full;
          (iii) third, ratably to pay interest then due and payable in respect of the Agent Advances until paid in full;
          (iv) fourth, ratably to pay principal of the Agent Advances then due and payable until paid in full;
          (v) fifth, ratably to pay interest due in respect of the Loans until paid in full;
          (vi) sixth, to pay principal of the Loans until paid in full; provided, unless consented to by Requisite Lenders (whether at the time of such prepayment or at a later date), the Commitments are permanently reduced or

Administrative Agent imposes a permanent block thereon on a dollar-for-dollar basis with such prepayment; and
          (vii) seventh, to the ratable payment of all other Obligations then due and payable.
          (i) In each instance, so long as Administrative Agent has not elected or Requisite Lenders have not required that all payments be applied pursuant to Section 2.15(h), Section 2.15(h) shall not be deemed to apply to any payment by or on behalf of such Credit Party that is specified by such Credit Party to the Administrative Agent to be for the payment or prepayment of any Obligations then due and payable under any provision of this Agreement.
          (j) For purposes of Section 2.15(h), “paid in full” with respect to interest and fees shall include interest and fees accrued after the commencement of any insolvency proceeding irrespective of whether a claim for such interest and fees is allowable in such insolvency proceeding.
          (k) In the event of a direct conflict between the priority provisions of Section 2.15(h) and other provisions contained in any other Credit Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.15(h) shall control and govern.
     2.16 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, and except as set forth in Section 2.15, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify each Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender, upon the bankruptcy or reorganization of any Non-Debtor Subsidiary or otherwise, is thereafter recovered from such Lender, those purchases to that extent shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Credit Party expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by such Credit Party to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     2.17 Making or Maintaining LIBOR Rate Loans.
          (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Borrowers and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by any Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Borrower.
          (b) Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with each Borrower and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to each Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by any Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. The Borrowers shall pay accrued interest on the amount so converted and all amounts due under Section 2.17(c) in accordance with the terms thereof due to such conversion. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a

LIBOR Rate Loan then being requested by a Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, such Borrower shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.
          (c) Compensation for Breakage or Non Commencement of Interest Periods. The Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to Lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by such Borrower.
          (d) Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
          (e) Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.
     2.18 Increased Costs; Capital Adequacy; Reserves on LIBOR Rate Loans.

          (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi Governmental Authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrowers shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
          (b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Interim Facility Effective Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Administrative Borrower from such Lender of the statement referred to in the next sentence, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to the Administrative Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     2.19 Taxes; Withholding, etc.
          (a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.
          (b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable under any of the Credit Documents: (i) the Administrative Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company or any of its Subsidiaries becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment, is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment of all Taxes, Administrative Agent or such Lender, as the case may be, and each of their Tax Related Persons receives on the due date and retains a net sum equal to what it would have received and retained had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after making any such deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Administrative Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding and payment and of the remittance thereof to the relevant taxing or other authority.
          (c) Other Taxes. In addition, the Credit Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Credit Parties shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

          (d) Indemnification. The Credit Parties shall indemnify each Agent and each Lender within ten (10) days after written demand therefor, for the full amount of any Taxes paid or incurred by such Agent or such Lender or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Credit Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Credit Parties shall not be required to indemnify the Agents, Lenders and Participants for any Taxes that would be excluded from a gross-up under Section 2.19(b) or to the extent such Taxes are covered by Sections 2.19(b) or (c). Such indemnification shall be made on an after-Tax basis, such that after all required deductions and payments of all Taxes (including income Taxes and deductions applicable to amounts payable under this Section 2.19(d)) and payment of all reasonable expenses, the Agents, the Lenders and each of their respective Tax Related Persons receives and retains an amount equal to the sum it would have received and retained had it not paid or incurred or been subject to such Taxes. A certificate from the relevant Lender or Agent, setting forth in reasonable detail the basis and calculation of such Taxes shall be conclusive, absent manifest error.
          (e) Evidence of Exemption From U.S. Withholding Tax.
          (i) Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. Federal income tax purposes (a “Non-U.S. Lender”) shall deliver to Administrative Agent for transmission to the Administrative Borrower, on or prior to the Interim Facility Effective Date (in the case of each Lender listed on the signature pages hereof on the Interim Facility Effective Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Administrative Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Administrative Borrower to establish that such Lender is not subject to deduction or withholding of United States Federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents or is subject to deduction or withholding at a reduced rate, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate Regarding Non Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Administrative Borrower to establish that such Lender is not subject to deduction or withholding of United States Federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States Federal income tax withholding matters pursuant to this Section 2.19(e) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to the Administrative Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI, or a Certificate Regarding Non Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Administrative Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States Federal income tax with respect to payments to such Lender under the Credit Documents or is subject to deduction or withholding at a reduced rate, or notify Administrative Agent and the Administrative Borrower of its inability to deliver any such forms, certificates or other evidence. Nothing in this Section 2.19 shall be construed to require a Lender, Agent or Participant to provide any forms or documentation that it is not legally entitled to provide.
          (ii) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. Federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative agent for transmission to the Administrative Borrower, on or prior to the Interim Facility Effective Date (in the case of each Lender listed on the signature pages hereof on the Interim Facility Effective Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Administrative Borrower or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-9 (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Administrative Borrower to establish that such Lender is not subject to backup withholding under Section 3406 of the Internal Revenue Code with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit documents.
          (iii) No Borrower shall be required to indemnify any Lender, or pay any additional amounts to any Lender, in respect of United States Federal withholding tax pursuant to Section 2.19(b)(iii) to the extent that:
          (A) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender first became a party to this Agreement or to an applicable Assignment Agreement; provided, however, that this clause (iii) shall not apply to a Lender which was an Eligible Assignee to the extent the indemnity payment or additional amounts such Non-U.S. Lender would be entitled to receive (without regard to this clause (iii)) do not exceed the indemnity payment or additional amounts that the person making the assignment to such Non-U.S. Lender would have been entitled to receive in the absence of such assignment,

          (B) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or U.S. Lender to comply with Section 2.19(e)(i) or Section 2.19(e)(ii) above, as applicable, provided, that if any Lender hereunder shall have satisfied the requirements of Section 2.19(e)(i) or Section 2.19(e)(ii) above on the Interim Facility Effective Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in Section 2.19(e)(iii) shall relieve any Borrower of its obligation to pay any additional amounts pursuant to this Section 2.19 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding or backup withholding as described herein, or
          (C) the obligation to pay such additional amounts would not have risen but for the fact that such Non-U.S. Lender becomes a bank or any other person described in Section 871(h)(3)(B) or Section 881(c)(3) (or any successor provisions) of the Internal Revenue Code on any date after such Non-U.S. Lender becomes a party to this Agreement.
     2.20 Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of such Commitments, Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, that such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless the Borrowers agree to pay all costs and expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Administrative Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Administrative Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.
     2.21 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender other than at the direction or request of any regulatory agency or authority defaults (a “Defaulting Lender”) in its obligation to fund (a "Funding Default”) any Loan or its portion of any unreimbursed payment under Section 2.3(e) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, any payment with respect to the Loans shall, if Administrative Agent so directs at the time of making such payment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Exposure of such Defaulting Lender were zero, it being understood and agreed that the Borrowers shall be entitled to retain any portion of any mandatory payment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Commitment and outstanding Loans shall be excluded for purposes of calculating the Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Commitment fee pursuant to Section 2.10 with respect to such Defaulting Lender’s Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by any Credit Party of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which the Credit Parties may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.
     2.22 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrowers that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17, 2.18 or 2.19, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after any Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after any Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.5(b), the consent of Administrative Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non Consenting Lender (the “Terminated Lender”), Administrative Agent may (which, in the case of an Increased-Cost Lender, only after receiving written request from any Borrower to remove such Increased-Cost Lender), by giving written notice to each Borrower and any Terminated Lender of its election to do so, elect to cause such

Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 11.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, that, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, the Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17, 2.18 or 2.19; and (3) in the event such Terminated Lender is a Non Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
     2.23 Joint and Several Liability of the Borrowers
          (a) Notwithstanding anything in this Agreement or any other Credit Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Credit Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Credit Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.23), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 2.23 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, binding effect or enforceability of this Agreement, the other Credit Documents or any other circumstances whatsoever.
           (b) The provisions of this Section 2.23 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.23 shall be in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.
          (c) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Credit Documents, or any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Credit Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.
     2.24 No Discharge; Survival of Claims. Until the Obligations are indefeasibly satisfied in cash and in full, and all the Commitments have been terminated, each of the Borrowers agree that (i) its obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization (and each of the Borrowers, pursuant to section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the super-priority claim granted to the Agent and the Lenders pursuant to the Bankruptcy Court Orders and described in Section 10.5 and the Liens granted to the Agents pursuant to the Bankruptcy Court Orders and described in Section 10.4 shall not be affected in any manner by the entry of an order confirming any plan of reorganization.
     SECTION 3. CONDITIONS PRECEDENT
     3.1 Conditions to Interim Facility Effective Date. The obligation of each Lender to make any Loan on the Interim Facility Effective Date is subject to the satisfaction, or waiver in accordance with Section 11.5, of the following conditions on or before the Interim Facility Effective Date:
          (a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document (other than the Interim Bankruptcy Court Order) originally executed and delivered by each applicable Credit Party for each Lender, which Credit Documents shall be reasonably satisfactory in form and substance to the Agents and the Lenders, and each of the conditions precedent contained therein shall have been satisfied in a manner satisfactory to the Agents and the Lenders.
          (b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Interim Facility Effective Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party and documents evidencing all other required corporate action, if any, in each case, approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Interim Facility Effective Date, certified as of the Interim Facility Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Interim Facility Effective Date; and (v) such other documents as Administrative Agent may reasonably request.
          (c) Organizational and Capital Structure. The organizational structure and capital structure of Company and its Subsidiaries shall be as set forth on Schedule 4.1.
          (d) Governmental Authorizations and Consents. Subject to the entry of the Interim Bankruptcy Court Order, each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
          (e) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received the following:
          (i) evidence satisfactory to Collateral Agent of the compliance by Vivitar Corporation of its obligations under the Pledge and Security Agreement and the other Collateral Documents (including its obligation to execute and deliver UCC financing statements, originals of securities and share certificates, instruments and chattel paper, accompanied by appropriate instruments of transfer executed in blank, and any agreements governing deposit and/or securities accounts as provided therein);
          (ii) (A) Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to Agents, dated a date reasonably near to the Interim Facility Effective Date, listing all effective financing statements which name Company or any of its Subsidiaries (under their present names or under any previous names used within five (5) years prior to the date hereof, including in each case, trade or business names) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, and (B) with respect to Vivitar Corporation, any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Collateral

Agent (for and on behalf of the Secured Parties), a perfected security interest in the Collateral thereunder shall have been delivered to the Collateral Agent in a proper form for filing in each office in each jurisdiction listed in Schedule V of the Pledge and Security Agreement, or other office, as the case may be;
          (iii) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (A) Contractor Agreements, (B) Panel Deposit Agreements, and (C) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent; and
          (iv) evidence satisfactory to the Agents that (A) the Deposit (as defined in the Purchase Agreement) has been deposited into a Deposit Account of the Escrow Agent (as defined in the Escrow Agreement), (B) the Deposit is, in all respects, subject to the terms and conditions of the Escrow Agreement, which Escrow Agreement shall be in form and substance satisfactory to Agents, and (C) the Collateral Agent has a First-Priority Lien on the payments to be made to the Company under the Escrow Agreement.
          (f) Interim Bankruptcy Court Order. The Interim Bankruptcy Court Order shall have been entered by the Bankruptcy Court and the Agents shall have received a true and complete copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated absent prior written consent of the Agents and the Requisite Lenders.
          (g) Budget. Lenders shall have received from Company and shall be satisfied with the Budget, certified as of the Interim Facility Effective Date as true and correct copies by the chief financial officer of Company and as complying with the applicable representations and warranties set forth in Sections 4 hereof, and in form and substance satisfactory to Agents.
          (h) Evidence of Insurance. Collateral Agent shall have received a certificate from each Credit Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5, in each case, in form and substance reasonably satisfactory to the Collateral Agent.
          (i) Fees and Expenses. Borrowers shall have paid to Administrative Agent all fees and expenses required to be paid on the Interim Facility Effective Date.
          (j) Interim Facility Effective Date Certificate. Company shall have delivered to Administrative Agent an originally executed Interim Facility Effective Date Certificate, together with all attachments thereto.

          (k) No Litigation. Except for claims, actions, suits, investigations, litigation or proceedings stayed by 11 U.S.C. § 362, there shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, could have a Material Adverse Effect, and there shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, impairs the making of the Loans or is otherwise related to the transactions contemplated by the Credit Documents.
          (l) No Material Adverse Change. Since June 30, 2008, and other than the filing of the Chapter 11 Cases, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
          (m) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent, and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
          (n) Pre-Petition Obligations. The Pre-Petition Agents and the Pre-Petition Lenders shall have received adequate protection in respect of the Liens securing the Pre-Petition Obligations in the form set forth in the Interim Bankruptcy Court Order.
          (o) Commencement of Chapter 11 Cases. The Borrowers and Syntax Groups Corporation shall have commenced the Chapter 11 Cases and (i) no trustee, examiner or receiver shall have been appointed or designated with respect to the Borrowers or their business, properties or assets and no motion shall be pending seeking any such relief, and (ii) no motion shall be pending seeking any other relief in the Bankruptcy Court to exercise control over any Collateral.
          (p) Sale and Other Documents. Agents shall have received (i) a copy of the Purchase Agreement and the Escrow Agreement, certified as true and correct by the Borrower Representative, which Purchase Agreement and Escrow Agreement shall be (x) in form and substance satisfactory to Agents and (y) in full force and effect, and (ii) evidence satisfactory to Agents that Borrowers and Syntax Groups Corporation have submitted to the Bankruptcy Court on the Filing Date a motion, in form and substance satisfactory to the Agents for approval of a sale procedure reasonably acceptable to the Agents with respect to the Sale (such motion, the “Sale Procedure Motion”, and the order approving such motion and such procedure, which shall also be in form and substance satisfactory to the Agents, the “Sale Procedure Order"). Agents shall have received copies of all other motions submitted to and filings (including all attachments thereto) made with the Bankruptcy Court on and after the Filing Date, and each such motion and other filing shall be in form and substance satisfactory to the Agents.

          (q) Further Documentation. Agents shall have received, in form and substance reasonably satisfactory to Agents, such other agreements, instruments, approvals, opinions and other documents, as the Agents may reasonably request.
     Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Interim Facility Effective Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Interim Facility Effective Date.
     3.2 Conditions to Final Facility Effectiveness. The obligation of each Lender to make any Loan Extension during the Final Period shall commence as of the Business Day (the “Final Facility Effective Date") of, and subject to, the satisfaction, or waiver in accordance with Section 11.5, of the following conditions:
          (a) Final Bankruptcy Court Order, Etc. The Final Bankruptcy Court Order shall have been signed and entered by the Bankruptcy Court within a date which is twenty (20) days following the date of the entry of the Interim Facility Bankruptcy Court Order, and the Collateral Agent shall have received a true and complete copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated absent the prior written consent of the Agents and the Requisite Lenders.
          (b) Existing Indebtedness. On the Final Facility Effective Date, Company and its Subsidiaries shall have repaid in full the Base Amount of the Tranche A Term Loan Exposure (as defined in the Pre-Petition Credit Agreement) (it being understood and agreed that all interest, fees (including make-whole amounts) and other amounts payable in connection with such payment shall remain Pre-Petition Obligations under the Pre-Petition Credit Agreement).
          (c) Payment of Fees, Etc. The Borrowers shall have paid to the Agents and Lenders the fees and expenses then due and payable under the Credit Documents and all fees and expenses then due and payable to the Pre-Petition Agents and Pre-Petition Lenders in accordance with the Bankruptcy Court Orders.
     3.3 Conditions to Each Credit Extension.
          (a) Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date, including the Interim Facility Effective Date and the Final Facility Effective Date, are subject to the satisfaction, or waiver in accordance with Section 11.5, of the following conditions precedent:
          (i) Administrative Agent shall have received a fully executed and delivered Funding Notice;
          (ii) after giving effect to the Credit Extensions requested on such Credit Date, (1) the total Loans borrowed in any week shall not exceed an amount equal to (A) the aggregate maximum principal amount of Loans projected to be borrowed during such week as specified in the Budget at such time, plus (B) the amount of the

Lender Expenses and Cash Collateral Interest Payments paid (or to be paid with the applicable Loan) during such week, minus (C) the amount of any Critical Vendor Payments contemplated to have been paid during such week pursuant to the Budget that are not approved by the Bankruptcy Court or are not permitted by the terms hereof, and (2) the Total Utilization of Commitments shall not exceed the lesser of (x) an amount equal to (A) the maximum aggregate principal amount of Loans projected to be outstanding as specified in the Budget at such time, plus (B) the aggregate amount of the Lender Expenses and Cash Collateral Interest Payments paid (or to be paid with the applicable Loan) through such date, minus (C) the amount of Critical Vendor Payments contemplated to have been paid since the Interim Facility Effective Date pursuant to the Budget that are not approved by the Bankruptcy Court or are not permitted by the terms hereof, and (y) the Commitments at such time; provided, that the aggregate principal amount of Loans outstanding at any time during the Interim Period shall not exceed $7,500,000;
          (iii) as of such Credit Date, the representations and warranties contained herein and in each other Credit Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Credit Date shall be true and correct in all material respects (to the extent not otherwise qualified by materiality) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (to the extent not otherwise qualified by materiality) on and as of such earlier date;
          (iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;
          (v) since June 30, 2008, other than the filing of the Chapter 11 Cases, no event, circumstance or change shall have occurred that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect, as determined by the Administrative Agent in its reasonable business judgment;
          (vi) the Chief Financial Officer of the Company shall have delivered a Chief Financial Officer’s Certificate representing and warranting and otherwise demonstrating to the satisfaction of Administrative Agent that, as of such Credit Date, Company reasonably expects, after giving effect to the proposed borrowing and based upon good faith determinations and projections, to be in material compliance with the Budget from such date through the Final Maturity Date;
          (vii) after giving effect to such Credit Extension the aggregate Cash and Cash Equivalents of Company and its Subsidiaries will not exceed $250,000;
          (viii) the Credit Parties shall have paid all fees, costs and expenses then payable by the Credit Parties pursuant to this Agreement and the other Credit Documents, including, without limitation, Section 2.10, and Section 11.2 hereof;

          (ix) the making of such Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender; and
          (x) in the event that any Credit Extension will be used to fund any amounts to DigiMedia or TCV Technology Company, Ltd., (1) Agents shall have received evidence, in form and substance satisfactory to Agents, that Mr. Wu, Jung-Jyh a.k.a John Wu (and/or his Affiliates) beneficially owns and controls, directly or indirectly, at least 51%, on a fully diluted basis, of the voting and economic interest in the outstanding Capital Stock of each of DigiMedia and Nanjing Huahai Display Technology Co., Ltd., and (2) the Agents shall have received evidence that not less than 51% of the shares of each of DigiMedia and Nanjing Huahai Display Technology Co., Ltd. can be pledged on a basis satisfactory in form and substance to the agents under the proposed Credit and Guaranty Agreement by and among Olevia, Inc. and Olevia LLC as the Companies, Olevia International Group LLC, as Guarantor, various Lenders and Silver Point as collateral agent and administrative agent.
Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.
          (b) Notices. Any Notice shall be executed by an Authorized Officer of the Administrative Borrower in a writing delivered to Administrative Agent. In lieu of delivering a Notice, the Administrative Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation, as the case may be; provided, that each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of such Borrower or for otherwise acting in good faith.
     SECTION 4. REPRESENTATIONS AND WARRANTIES
In order to induce Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender, on the Interim Facility Effective Date and on each Credit Date, that the following statements are true and correct:
     4.1 Organization; Requisite Power and Authority; Qualification. Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing (or the non-U.S. equivalent thereof) under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) subject to the entry and terms of the Bankruptcy Court Orders, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Borrowers, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations.
     4.2 Capital Stock and Ownership. The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company or any of its Subsidiaries. Schedule 4.2 sets forth a true, complete and correct list as of the Interim Facility Effective Date, of the name of Company and each of its Subsidiaries and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Subsidiary. Except as set forth on Schedule 4.2, as of the Interim Facility Effective Date, neither Company nor any of its Subsidiaries has any equity investments in any other corporation or entity.
     4.3 Due Authorization. The execution, delivery and performance of the Credit Documents, subject to the entry and terms of the Bankruptcy Court Orders, have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
     4.4 No Conflict. Subject to the entry and terms of the Bankruptcy Court Orders, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not, in each case, other than conflicts, breaches and defaults the enforcement of which will be stayed by virtue of the filing of the Chapter 11 Cases, (a) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, any of the Organizational Documents of Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); (d) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Interim Facility Effective Date and disclosed in writing to Lenders.
     4.5 Governmental Consents. Subject to the entry and terms of the Bankruptcy Court Orders, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority (including, without limitation, any order entered in the Chapter 11 Cases) except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Interim Facility Effective Date.
     4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto, and subject to the entry of the Bankruptcy Court Orders, is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except, in the case of the Non-Debtor Subsidiaries, as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).
     4.7 Budget. On and as of the Interim Facility Effective Date, the Budget is based on good faith estimates and assumptions made by the management of Company and as of the Interim Facility Effective Date, management of Company believed that the Budget was reasonable and attainable. The Budget, as updated pursuant to Section 5.1(s), shall be believed by Company at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by Company, and shall have been based on assumptions believed by Company to be reasonable at the time made and upon the best information then reasonably available to Company, and Company shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.
     4.8 No Material Adverse Change. Since June 30, 2008, other than the filing of the Chapter 11 Cases, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
     4.9 No Restricted Junior Payments. Since June 30, 2007, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.4.
     4.10 Adverse Proceedings, etc. Except for the pre-petition litigation that is stayed by 11 U.S.C. §362 and disclosed on Schedule 4.10, there are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Credit Document or any Pre-Petition Loan Document the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     4.11 Payment of Taxes and Other Amounts. Except as otherwise permitted under Section 5.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. No Credit Party knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Company and its Subsidiaries have paid in full all sums owing or claimed for labor, materials, supplies, personal property, and services of every kind and character used, furnished or installed in or on any Real Estate Asset that are now due and owing and no claim for same exists or will be permitted to be created, except such claims as may arise in the ordinary course of business and that are not yet past due.
     4.12 Properties.
          (a) Title. Each of Company and its Subsidiaries has (i) good, sufficient, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and valid title to (in the case of all other personal property), all of their respective properties and assets reflected in the 2007 audited financial statements of the Company and its Subsidiaries and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. All such properties and assets are in working order and condition, ordinary wear and tear excepted, and except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
          (b) Real Estate. As of the Interim Facility Effective Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment, and the termination date and annual base rent under each of them. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no default (except any such default the enforcement of which is stayed by virtue of the filing of the Chapter 11 Cases) has occurred and is continuing thereunder. Each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles. To the best knowledge of each Credit Party, no other party to any such agreement is in default of its obligations thereunder, and no Credit Party (or any other party to any such agreement) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Interim Facility Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such agreement (except, in each case, any such default the enforcement of which is stayed by virtue of the filing of the Chapter 11 Cases).
     4.13 Environmental Matters. Neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Company’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the best knowledge of Company and each of its Subsidiaries following due inquiry, no Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by Company, any of its Subsidiaries or any predecessor in interest. Neither Company nor any of its Subsidiaries nor, to the best of any Credit Party’s knowledge, following due inquiry, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Company’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of Hazardous Materials, as defined under or used in 40 C.F.R. Parts 260 270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws, including all necessary permits or authorizations that are required under Environmental Laws to operate the facilities, assets and business of Company or any of its Subsidiaries, could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.
     4.14 No Defaults. Except as disclosed on Schedule 4.14, and other than violations under the Pre-Petition Obligations and violations occurring as a result of the filing of the Chapter 11 Cases, the enforcement of which are stayed by virtue of the filing of the Chapter 11 Cases, neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.
     4.15 Material Contracts. Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Interim Facility Effective Date. All such Material Contracts, together with any updates provided pursuant to Section 5.1(k) are in full force and effect and no defaults currently exist thereunder (other than default occurring as a result of the filing of the Chapter 11 Cases, the enforcement of which is stayed by virtue of the filing of the Chapter 11 Cases, and other than as described in Schedule 4.15 or in such updates). Each Panel Deposit Agreement and each Contractor Agreement delivered to the Administrative Agent is in full force and effect and no defaults currently exist thereunder.
     4.16 Governmental Regulation. Neither Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other Federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
     4.17 Margin Stock. Neither Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
     4.18 Employee Matters. Neither Company nor any of its Subsidiaries is a party to or has any obligation under any collective bargaining agreements. Neither Company nor any of its Subsidiaries has been or is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There has been and is (a) no unfair labor practice charge or complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company and each of its Subsidiaries, following due inquiry, threatened against any of them before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company and each of its Subsidiaries following due inquiry, threatened against any of them, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or threatened against, involving or affecting Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, (c) no labor union, labor organization, trade union, works council, or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority, and (d) to the best knowledge of Company and each of its Subsidiaries following due inquiry, no union representation question existing with respect to any of the employees of Company or any of its Subsidiaries and, to the best knowledge of Company and each of its Subsidiaries following due inquiry, no labor union organizing activity with respect to any employees of Company or any of its Subsidiaries that is taking place, except (with respect to any matter specified in clause (a), (b), (c), or (d) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
     4.19 Employee Benefit Plans. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. Neither Company nor any of its Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Pension Plan that is subject to Title IV of ERISA (or the non-U.S. equivalent thereof) or to any Multiemployer Plan, except as set forth on Schedule 4.19. No liability to the PBGC (other than required premium payments), the U.S. Department of Labor (or the non-U.S. equivalent thereof) or the Internal Revenue Service (or the non-U.S. equivalent thereof) has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates with respect to any Employee Benefit Plan. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state or foreign laws, or otherwise funded entirely by the participants thereof, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete or partial withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA (or the non-U.S. equivalent thereof)). Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA (or the non-U.S. equivalent thereof)) with respect to payments to a Multiemployer Plan.
     4.20 Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.
     4.21 Administrative Priority; Lien Priority. (a) After the Interim Bankruptcy Court Order Entry Date or the Final Bankruptcy Court Order Entry Date, as the case may be, the Obligations of the Credit Parties (other than the Non-Debtor Subsidiaries) will constitute allowed administrative expenses in the Chapter 11 Cases, having priority in payment over all other administrative expenses and unsecured claims against such Credit Parties now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, subject only to the prior payment of Carve-Out Expenses to the extent set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities”, as and to the extent provided in the Bankruptcy Court Orders.

          (b) Upon entry of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, the Liens and security interests of the Collateral Agent on the Collateral shall be valid and perfected first priority Liens (subject to Permitted Priority Liens and any action required under foreign law with respect to the Capital Stock of Foreign Subsidiaries solely to the extent that such foreign law is applicable) without any further action by any Person.
          (c) On or after the Interim Bankruptcy Court Order Entry Date and prior to the Final Bankruptcy Court Order Entry Date, the Interim Bankruptcy Court Order is in full force and effect, and has not been reversed, modified, amended, stayed or vacated absent the written consent of the Agents and the Requisite Lenders, and after the Final Bankruptcy Court Order Entry Date, the Final Bankruptcy Court Order is in full force and effect, and has not been reversed, modified, amended, stayed or vacated absent the written consent of the Agents and the Requisite Lenders.
     4.22 Security Interest in Collateral. The provisions of the Bankruptcy Court Orders and the other Credit Documents create legal, valid and enforceable Liens on all the Collateral of the Non-Debtor Subsidiaries in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, and pursuant to such Credit Documents (including the Bankruptcy Court Orders), such Liens constitute perfected and continuing First Priority Liens on the Collateral, securing the Obligations, enforceable against the applicable Credit Party and all third parties, except in the case of Permitted Liens, to the extent any such Permitted Liens would have (and are permitted to have) priority over the Liens in favor of the Collateral Agent pursuant to any applicable law.
     4.23 Compliance with Statutes, etc. Each of Company and its Subsidiaries is in compliance with its organizational documents and all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws, zoning, subdivision, construction, building and land use laws and ordinances with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries).
     4.24 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document and none of the reports, financial statements or other documents, certificates or written statements furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Company or any of its Subsidiaries, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company and its Subsidiaries to be reasonable at the time made. There are no agreements, instruments and corporate or other restrictions to which any Credit Party is subject and there are no facts known (or which should upon the reasonable exercise of diligence be known) to Company or any of its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
     4.25 Terrorism Laws. Each Credit Party is in compliance, in all material respects, with the Terrorism Laws. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     4.26 Insurance. The properties of Company and each of its Subsidiaries are adequately insured with financially sound and reputable insurers and in such amounts, with such deductibles and covering such risks and otherwise on terms and conditions as are customarily carried or maintained by Persons of established reputation of similar size and engaged in similar businesses and such insurance complies with the requirements of Section 5.5. Schedule 4.26 sets forth a list of all insurance maintained by or on behalf of the Credit Parties and each of their Subsidiaries as of the Interim Facility Effective Date and, as of the Interim Facility Effective Date, all premiums in respect of such insurance have been paid.
     4.27 Common Enterprise. The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the group of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party. Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to the Credit Parties hereunder, both in their separate capacities and as members of the group of companies. Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Credit Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.
     4.28 Affiliate Transactions. Except as set forth on Schedule 4.28, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Credit Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Credit Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Credit Party or any Person with which any Credit Party has a business relationship or which competes with any Credit Party.
     4.29 Intellectual Property. Each Credit Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 4.29, and the use thereof by the Credit Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Credit Parties rights thereto are not subject to any licensing agreement or similar arrangement. Each Credit Party has taken reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in its business (collectively, the “Business Trade Secrets”). To the best knowledge of each Credit Party, none of the Business Trade Secrets have been disclosed to any Person other than employees or contractors of the Credit Parties who had a need to know and use such Business Trade Secrets in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements prohibiting the unauthorized use or disclosure of such Business Trade Secrets and containing other terms reasonably necessary or appropriate for the protection and maintenance of such Business Trade Secrets. To the best knowledge of each Credit Party, no unauthorized disclosure of any Business Trade Secrets has been made.
     4.30 Permits, Etc. Each Credit Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.
     4.31 Flood Zone. To the best knowledge of Company or any of its Subsidiaries, the Real Estate Assets are not located in areas identified by the Federal Emergency Management Agency as having special flood hazards; provided, however, that Company and any of its Subsidiaries hereby represent, without qualification, that, no Material Improvements are located in an area identified by the Federal Emergency Management Agency as having special flood hazards.
     4.32 No Action for Winding-Up or Bankruptcy. There has been no voluntary or involuntary action taken either by or against any Non-Debtor Subsidiary (other than Vivitar Japan Co., Ltd.) for any such Person’s winding-up, dissolution, liquidation, bankruptcy, receivership, administration or similar or analogous events in respect if such Person or all or any material part of its assets.
     4.33 Pre-Petition Obligations. Except for the Pre-Petition Obligations and as disclosed on Schedule 4.33, the Credit Parties (other than the Non-Debtor Subsidiaries) do not have any other Indebtedness for borrowed money outstanding on the date hereof.
     SECTION 5. AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
     5.1 Financial Statements and Other Reports.

     Unless otherwise provided below, Company will deliver to Administrative Agent and Lenders:
          (a) Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each month (or in the case of reports required to be delivered prior to August 14, 2008, for any month that is also the end of a quarter, within forty-five (45) days after the end of such month), the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, together with a Financial Officer Certification with respect thereto and any other operating reports prepared by management for such period.
          (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, together with a Financial Officer Certification with respect thereto;
          (c) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such financial statements an unqualified opinion thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Administrative Agent (which opinion shall be unqualified as to going concern and scope of audit (and shall not contain any explanatory paragraph or paragraph of emphasis with respect to going concern or otherwise), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Credit Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof and (4) if Company is then subject to Section 404 of the Sarbanes-Oxley Act of

2002, an attestation report as to management’s report on Company’s internal control over financial reporting showing no Internal Control Event or Events.
          (d) Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate containing such detail and other information as the Administrative Agent may reasonably request from time to time.
          (e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the 2007 audited financial statements of the Company and its Subsidiaries, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(a), 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;
          (f) Notice of Default. Prompt written notice (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company or any of its Subsidiaries with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, an adverse effect on the Company or any of its Subsidiaries, or (iv) the occurrence of any Internal Control Event which is required to be publicly disclosed of which any officer of Company or any of its Subsidiaries has knowledge which notice shall be accompanied by a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Credit Parties have taken, are taking and propose to take with respect thereto;
          (g) Notice of Litigation. Prompt written notice of (i) the institution of, or threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have an adverse effect on the Company or any of its Subsidiaries, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or which arises in respect of any Indebtedness of Company or its Subsidiaries or alleges any criminal misconduct by any Credit Party together in each case with such other information as may be reasonably available to Company or any of its Subsidiaries to enable Lenders and their counsel to evaluate such matters;
          (h) ERISA. (i) The occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
          (i) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;
          (j) Notice of Change in Board of Directors or Similar Governing Body. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Company or any of its Subsidiaries;
          (k) Notice Regarding Material Contracts. Promptly, and in any event within two Business Days after (i) any Material Contract of Company or any of its Subsidiaries (including any Panel Deposit Agreement or Contractor Agreement), is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or that could reasonably be expected to be adverse to Administrative Agent or the Lenders, (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent, and an explanation of any actions being taken with respect thereto (it being understood that this provision shall in no way limit any obligation of the Company or any of its Subsidiaries under Section 6.13 or 6.17 hereof), (iii) any condition or event that the Company or its Subsidiaries has reason to believe constitutes a default or an event of default under any Material Contract, occurs, and (iv) receipt of notice of a default or an event of default under any Material Contract, in each case, together with a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed event of default, default, event or condition, and what action the Credit Parties have taken, are taking and propose to take with respect thereto;
          (l) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Company or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in an adverse effect on the Company or any of its Subsidiaries;
          (m) Information Regarding Collateral. (a) Each Credit Party will furnish to Collateral Agent not less than thirty (30) days prior written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Each Credit Party will furnish to Administrative Agent prompt written notice of any Lien (other than Permitted Liens) or claims made or asserted against any Collateral or interest therein. Each Credit Party also agrees promptly to notify Collateral Agent in writing if any material portion of the Collateral is lost, damaged or destroyed;
          (n) Aging Reports. On a weekly basis, on the first Business Day of each week, (i) a summary of the Accounts aging report of each Credit Party as of the end of such period; (ii) a summary of accounts payable aging report of each Credit Party as of the end of such period, and (iii) a report listing all Inventory of the Credit Parties, and containing a breakdown of such Inventory by type and amount, the cost and the current market value thereof (by location) and such other information as any Agent may reasonably request, in each case, all in detail and in form and substance reasonably satisfactory to the Agents;
          (o) Borrowing Base Certificate. On Monday of each week, a Borrowing Base Certificate, current as of the close of business on the last Business Day of the immediately preceding week (or Friday of the immediately preceding week, as the case may be), supported by schedules showing the derivation thereof and containing such detail and other information as the Administrative Agent may reasonably request from time to time. Without limiting any other rights of Administrative Agent, upon Administrative Agent’s request, Borrowers shall provide Administrative Agent on a daily basis with a schedule of Accounts, collections received and credits issued on a daily basis and inventory reports prepared on a weekly or more frequent basis as the Administrative Agent may, in good faith, request.
          (p) Tax Returns. As soon as practicable and in any event within fifteen (15) days following the filing thereof, copies of each Federal income tax return filed by or on behalf of any Credit Party;
          (q) Violations of Terrorism Laws. Promptly (i) if any Credit Party obtains knowledge that any Credit Party or any Person which owns, directly or indirectly, any Capital Stock of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, such Credit Party will notify Administrative Agent and (ii) upon the request of any Lender, such Credit Party will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act; and
          (r) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders acting in such capacity or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries, (B) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Credit Party (other than any routine inquiry), (C) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters) submitted to any Credit Party by its auditors in connection with any annual or interim audit of the books thereof and (D) provide the Administrative Agent and its third party consultants within two (2) Business Days of a request by the Administrative Agent or such third party consultants such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or such third party consultant.
          (s) Budget. (A) on Wednesday of every other week, in each case, after review and approval of the Operational Advisor and in form and substance satisfactory to the Administrative Agent in its sole discretion, an updated and extended copy of the Budget, which Budget, when delivered and as so updated and extended, shall (1) be prepared on a reasonable basis and in good faith, (2) be based on assumptions believed by Credit Parties and their Subsidiaries to be reasonable at the time made and upon the best information then reasonably available to Credit Parties and their Subsidiaries, and (3) cover a period of nine consecutive weeks, commencing with the Friday of the most recently-ended calendar week, and shall be accompanied by a certificate of an Authorized Officer certifying as to the matters set forth in subclauses (1) and (2) above; and (B) on or before Wednesday of each week, after review and approval of the Operational Advisor and in form and substance satisfactory to the Administrative Agent in its sole discretion, (1) a reconciliation of the actual cash receipts, disbursements, net cash, and outstanding Loans for the most recently-ended calendar week (on a weekly basis and for the four consecutive weeks ended as of the last day of the most recently-ended calendar week) to the amount set forth in each budgeted line item in the Budget for such week (and on a cumulative basis for the four consecutive weeks ended as the last day of the most recently-ended calendar week), (2) a narrative detailing any discrepancies between the actual results for such week (and on a cumulative basis for the four consecutive weeks ended as the last day of the most recently-ended calendar week) and the Budget for such week (and on a cumulative basis for the four consecutive weeks ended as the last day of the most recently-ended calendar week), and (3) an outline of actions to be taken by Credit Parties and their Subsidiaries to eliminate any adverse discrepancies (in excess of the variances permitted by Section 6.7)), if any, and to return to compliance with the Budget.
          (t) Cash Reports. (i) On Wednesday of each week (or, more frequently if so requested by Administrative Agent), a report which has been reviewed and approved by the Operational Advisor, and is in form and substance satisfactory to Administrative Agent, identifying (A) the funds received into and disbursed from each Deposit Account maintained by any Credit Party during the immediately preceding week, and (B) the total amount of funds on deposit in each such Deposit Account as of the last Business Day of such immediately preceding week, and (ii) by noon on every other Business Day, a report which has been reviewed and approved by the Operational Advisor, and is in form and substance satisfactory to Administrative Agent, identifying (A) the funds received into and disbursed from each Deposit Account maintained by any Credit Party during the two immediately preceding

Business Days, and (B) the total amount of funds on deposit in each such Deposit Account as of the end of the immediately preceding Business Day.
          (u) Filings. As soon as practicable prior to the filing thereof (and in any event (except in the case of emergency motions), not less than one (1) Business Day prior to the filing thereof), copies of all pleadings, motions, applications, financial information and other papers and documents (including, in each case, all attachments thereto) filed by any Credit Party in the Chapter 11 Cases, which papers and documents shall also be given or served on each Agent’s counsel; and
          (v) Creditors’ Committee Reports. As soon as practicable prior to the sending thereof (and in any event, not less than one (1) Business Day prior to the sending thereof), copies of all written reports (including all attachments thereto) given by any Credit Party to any official or unofficial creditors’ committee in the Chapter 11 Cases related to the operations, business, assets, properties or financial condition of the Company or any of its Subsidiaries (including, without limitation, audits, appraisals, valuations, projections and other financial reports).
     5.2 Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted.
     5.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that (a) no such Tax or claim need to be paid with respect to periods prior to the Filing Date for which payment cannot be made as a result of such Credit Party’s status as a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, and (b) no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries). Each Credit Party will (a) withhold from each payment made to any of its past or present employees, officers or directors, and to any non resident of the country in which it is resident, the amount of all Taxes and other deductions required to be withheld therefrom and pay the same to the proper tax or other receiving officers within the time required under any applicable laws and (b) collect from all Persons the amount of all Taxes required to be collected from them and remit the same to the proper tax or other receiving officers within the time required under any applicable laws.

     5.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except any non-compliance resulting in a default, the enforcement of which is stayed by the Chapter 11 Cases.
     5.5 Insurance. Company will maintain and cause each of its Subsidiaries to maintain, insurance with reputable insurance companies or associations (including, without limitation, comprehensive general liability, environmental liability, hazard, rent, property, credit and business interruption insurance) with respect to its properties (including all equipment and Inventory and all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agents. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties, as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Collateral Agent of any modification or cancellation of such policy and that no act or default of Company or any other Person shall affect the right of the Collateral Agent to recover under such policy or policies in case of loss or damage.
     5.6 Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and accounts in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by Administrative Agent or any Lender (including employees of Administrative Agent, any Lender or any consultants, auditors, accountants, lawyers and appraisers retained by Administrative Agent) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to conduct audits, valuations and/or field examinations of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants, auditors and advisors, in each case, promptly upon the request of Collateral Agent (and in any event, not less than one Business Day following any such request) and as often as may be requested and by this provision the Credit Parties authorize such accountants, auditors and advisors to discuss with Administrative Agent and Lender and such representatives the affairs, finances and accounts of Company and its Subsidiaries. The Credit Parties agree to pay the (i) the examiner’s out-of-pocket costs and expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (ii) the costs of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Agents and the Lenders. The Credit Parties acknowledge that Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Credit Parties and their assets for internal use by Administrative Agent and the Lenders. Each Credit Party shall provide Administrative Agent and each Lender with access to its customers and suppliers. Promptly upon the request of Collateral Agent (and in any event, not less than one Business Day following any such request), each Credit Party shall provide Collateral Agent (and each representative of Collateral Agent, and all advisors, whether retained by Agents or by one or more Credit Parties at the request of any Agent) with access to its customers and suppliers.
     5.7 Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, statutes, regulations and orders of any Governmental Authority (including all Environmental Laws). Each Credit Party shall take all reasonable and necessary actions to ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any of the Terrorism Laws and shall take all reasonable and necessary action to comply in all material respects with all Terrorism Laws with respect thereto.
     5.8 Environmental.
          (a) Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:
          (i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;
          (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by Company or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) the discovery by Company or any of its Subsidiaries of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

          (iii) as soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;
          (iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (A) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and
          (v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.8(a).
          (b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) Right of Access and Inspection. With respect to any event described in Section 5.8(a), or if an Event of Default has occurred and is continuing, or if Administrative Agent reasonably believes that Company or any Subsidiary has breached any representation, warranty or covenant related to environmental matters:
          (i) Administrative Agent and its representatives shall have the right, but not the obligation or duty, to enter the Facilities at reasonable times for the purposes of observing the Facilities. Such access shall include, at the reasonable request of Administrative Agent, access to relevant documents and employees of Company and its Subsidiaries and to their outside representatives, to the extent necessary to obtain necessary information related to the event at issue. The Credit Parties shall conduct such tests and investigations on the Facilities or relevant portion thereof, as reasonably requested by Administrative Agent, including any sampling or analysis as determined to be necessary under the circumstances by a qualified environmental engineer or consultant. If a Credit Party does not undertake such tests and investigations in a reasonably timely manner following the request of Administrative Agent, Administrative Agent may hire an independent engineer, at the Credit Parties’ expense, to conduct such tests and investigations. Administrative Agent will make all reasonable efforts to conduct any such tests and investigations so as to avoid interfering with the operation of the Facility
          (ii) Any observations, tests or investigations of the Facilities by or on behalf of Administrative Agent shall be solely for the purpose of protecting the Lenders security interests and rights under the Credit Documents. The exercise of Administrative Agent’s rights under this Subsection (c) shall not constitute a waiver of any default of any Credit Party or impose any liability on Administrative Agent or any of the Lenders. In no event will any observation, test or investigation by or on behalf of Administrative Agent be a representation that Hazardous Materials are or are not present in, on or under any of the Facilities, or that there has been or will be compliance with any Environmental Law and Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Neither any Credit Party nor any other party is entitled to rely on any observation, test or investigation by or on behalf of Administrative Agent. Administrative Agent and the Lenders owe no duty of care to protect any Credit Party or any other party against, or to inform any Credit Party or any other party of, any Hazardous Materials or any other adverse condition affecting any of the Facilities. Administrative Agent may, in its reasonable discretion, disclose to the applicable Credit Party, or to any other party if so required by law, any report or findings made as a result of, or in connection with, its observations, tests or investigations. If a request is made of Administrative Agent to disclose any such report or finding to any third party, then Administrative Agent shall endeavor to give the applicable Credit Party prior notice of such disclosure and afford such Credit Party the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of Administrative Agent to give any such notice or afford such Credit Party the opportunity to object or defend against such disclosure shall not result in any liability to Administrative Agent. Each Credit Party acknowledges that it may be obligated to notify relevant Governmental Authorities regarding the results of any observation, test or investigation disclosed to such Credit Party, and that such reporting requirements are site and fact-specific and are to be evaluated by such Credit Party without advice or assistance from Administrative Agent.
     (d) If counsel to Company or any of its Subsidiaries reasonably determines (1) that provision to Administrative Agent of a document otherwise required to be provided pursuant to this Section 5.8 (or any other provision of this Agreement or any other Credit Document relating to environmental matters) would jeopardize an applicable attorney-client or work product privilege pertaining to such document, then Company or its Subsidiary shall not be obligated to deliver such document to Administrative Agent but shall provide Administrative Agent with a notice identifying the author and recipient of such document and generally describing the contents of the document. Upon request of Administrative Agent,

Company and its Subsidiaries shall take all reasonable steps necessary to provide Administrative Agent with the factual information contained in any such privileged document.
     5.9 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 11.22. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Company and its Subsidiaries and all of the outstanding Capital Stock of each Subsidiary of Company (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).
     5.10 Miscellaneous Business Covenants. Unless otherwise consented to by Agents and Requisite Lenders:
          (a) Cash Management Systems. At all times, Company and its Subsidiaries shall maintain the following cash management system (or another cash management system reasonably acceptable to, and agreed to in writing by, Collateral Agent and in accordance with the Bankruptcy Court Orders):
          (i) The Credit Parties (other than Vivitar Corporation) shall maintain the following four accounts at Wells Fargo Bank, National Association (such accounts, collectively, the “Non-Vivitar Cash Management Accounts”):
          (A) General Collection Account. Account No. 4121652663 (the “General Collection Account”) shall be under the exclusive control of Collateral Agent. Credit Parties (other than Vivitar Corporation) shall provide irrevocable instructions to all Account Debtors (other than SCHOT) to direct all payments in respect of all Accounts owing to any Credit Party (other than Vivitar Corporation) to the General Collection Account. The Credit Parties shall not be permitted to access funds deposited into the General Collection Account. All funds deposited into the General Collection Account will be automatically transferred on a daily basis to Administrative Agent’s Account for application to the Obligations in accordance with Section 2.13(d).
          (B) SCHOT Collection Account. Account No. 4121659965 (the “SCHOT Collection Account”) shall be under the exclusive control of Collateral Agent. Credit Parties shall provide irrevocable instructions to SCHOT to direct all payments in respect of Accounts owing to any Credit Party from SCHOT to the SCHOT Collection Account. The Credit Parties shall not be permitted to access funds deposited into the SCHOT Collection Account. All funds deposited into the SCHOT Collection Account will be automatically transferred on a daily basis to Administrative Agent’s Account for application to the Obligations in accordance with Section 2.13(d).

          (C) Disbursement Account and Payroll Account. Account No. 4121652440 (the “Disbursement Account”) and Account No. 4121668487 (the “Payroll Account”) shall be under the control of the Collateral Agent. The Credit Parties (other than Vivitar Corporation) shall be permitted to access funds deposited into the Disbursement Account until such time as Collateral Agent elects to terminate such access. Following termination of such access, Collateral Agent shall have exclusive control over the Disbursement Account and the Payroll Account and all funds deposited into the Disbursement Account and the Payroll Account will be automatically transferred on a daily basis to Administrative Agent’s Account for application to the Obligations in accordance with Section 2.13(d).
          (ii) Vivitar Corporation shall maintain the following accounts (such accounts, collectively, the “Vivitar Cash Management Accounts”, and together with the Non-Vivitar Cash Management Accounts, the “Cash Management Accounts"):
          (A) Vivitar Concentration Account, Vivitar General Account (Comerica) and Comerica Lockbox Account. Account No. 4584705263 at Wells Fargo Bank, N.A. (the “Vivitar Concentration Account”), Account No. 1892742618 at Comerica Bank (the “Vivitar General Account (Comerica)”) and Account No. 1892742634 at Comerica Bank (the “Comerica Lockbox Account") shall be under the exclusive control of Collateral Agent. Vivitar Corporation shall provide irrevocable instructions to all Account Debtors to direct all payments in respect of all Accounts owing to Vivitar Corporation to the Vivitar Concentration Account, the Vivitar General Account (Comerica), and the Comerica Lockbox Account. The Credit Parties shall not be permitted to access funds deposited into the Vivitar Concentration Account, the Vivitar General Account (Comerica) or the Comerica Lockbox Account. All funds deposited into the Vivitar Concentration Account, the Vivitar General Account (Comerica) and the Comerica Lockbox Account will be automatically transferred on a daily basis to Administrative Agent’s Account for application to the Obligations in accordance with Section 2.13(d) (or at the option of the Administrative Agent, held in any or all such Deposit Accounts).
          (B) Vivitar Operation Account and Vivitar Payroll Account. Account No. 1892742626 at Comerica Bank (the “Vivitar Operation Account”), Account No. 4584705297 at Wells Fargo Bank, N.A. (the “Vivitar Payroll Account”) shall be under the control of the Collateral Agent. Vivitar Corporation shall be permitted to access funds deposited into the Vivitar Operation Account and the Vivitar Payroll Account until such time as Collateral Agent elects to terminate such access. Following termination of such access, Collateral Agent shall have exclusive control over the Vivitar Operation Account and the Vivitar Payroll Account and all funds deposited into such Deposit Accounts will be automatically transferred on a daily basis to Administrative Agent’s Account for application to the Obligations in accordance with Section 2.13(d).

          (iii) The Credit Parties shall maintain no Deposit Accounts or Securities Accounts other than the Cash Management Accounts.
          (b) Conduct of Business. Company and its Subsidiaries shall continue to engage in business of the same general types as now conducted by them.
     5.11 Use of Proceeds. The proceeds of the Loans will be used only as set forth in Section 2.5. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any law, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.
     5.12 Post Closing Matters. Company shall, and shall cause each of the Credit Parties to, satisfy each of the following requirements:
          (a) By not later than September 2, 2008, Credit Parties shall provide satisfactory evidence to Collateral Agent that Vivitar Japan Co., Ltd. (Japan) has been dissolved and until such date Vivitar Japan Co., Ltd. (Japan) shall remain dormant with no operations or assets.
          (b) Vivitar (Europe) Limited (U.K.) shall remain a dormant entity with no operations or assets.
     5.13 Key Man Insurance. Company shall maintain with one or more responsible insurance companies “key man” life insurance with respect to James Ching Hua Li (or any individual who may replace him is his capacity as an officer of the Company) in an amount not less than $10,000,000, pursuant to policies reasonably satisfactory to the Collateral Agent and with proceeds payable to Collateral Agent, pursuant to collateral assignments of life insurance policies, in form and substance acceptable to Collateral Agent.
     5.14 Operational Advisor. (a) Company shall continue the retention of the Operational Advisor on the terms specified in the engagement letter provided to the Agents prior to the Filing Date until such time as Company receives the prior written consent of Agents to discontinue such retention.
          (b) Company shall cause Operational Advisor and members of the management of the Credit Parties to (i) participate in weekly telephone meetings with Collateral Agent to discuss the affairs, financial performance, operational performance, customers and suppliers, finances and accounts of the Credit Parties, the Budget, compliance issues and other matters requested by Collateral Agent, and (ii) promptly respond to questions from Collateral Agent and otherwise promptly meet (by telephone or otherwise) with Collateral Agent upon request to discuss matters involving Credit Parties and/or the Credit Documents.
     5.15 In-Transit Inventory. Credit Parties shall take all actions necessary to cause title to all Inventory purchased outside the United States to transfer to Credit Parties at the location from which such Inventory is shipped, and shall take all actions necessary, or requested by Collateral Agent, to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, in all such Inventory commencing on the date such Inventory is shipped to Credit Parties. Without limiting the foregoing, all negotiable bills of lading shall be consigned to the order of Silver Point Finance, LLC.
     5.16 Reworked Inventory. The Credit Parties shall diligently use their reasonable best efforts to cause all Inventory recovered from SCHOT related sales and Olevia Far East related sales to be (a) converted for use in the United States, (b) delivered to a common carrier for transport to the United States, and (c) be delivered to the Credit Parties at a location in the United States, in each case, as soon as possible following the Interim Facility Effective Date.
     5.17 Foreign Accounts Receivable. Credit Parties shall use their reasonable best efforts to collect all Accounts owing to any Credit Party from any Account Debtor located outside the United States as soon as possible, and otherwise will consult with Agents on an ongoing basis in connection therewith.
     5.18 Material Contracts. Company and each of its Subsidiaries shall comply, with all Material Contracts.
     5.19 Contractor Agreements. At any time that the aggregate book value of the Inventory being held by any Contractor exceeds $100,000 for any single Contractor or $500,000 in the aggregate for all Contractors, Credit Parties shall promptly deliver to Collateral Agent an executed Contractor Agreement from each such Contractor, in form and substance satisfactory to Collateral Agent.
     5.20 Sale. The Credit Parties shall:
          (a) Cause the Sale Procedure Motion to be filed with the Bankruptcy Court by not later than the Filing Date (or such later date as the Administrative Agent may agree);
          (b) Obtain entry of the Sale Procedure Order by not later than the date that is 17 days following the Filing Date (or such later date as the Administrative Agent may agree) (which Sale Procedure Order shall contain a bid deadline of not later than the date that is 31 days following the Filing Date (or such later date as the Administrative Agent may agree));
          (c) Complete an auction in connection with the Sale by not later than the date that is 32 days following the Filing Date (or such later date as the Administrative Agent may agree);
          (d) Obtain the approval of the Bankruptcy Court for the Sale by not later than the date that is 34 days following the Filing Date (or such later date as the Administrative Agent may agree) pursuant to an order in form and substance satisfactory to Agents; and
          (e) Consummate the Sale pursuant to Section 363 of the Bankruptcy Code in accordance with the terms of the Purchase Agreement (or on other terms satisfactory to the Agents) and an order of the Bankruptcy Court satisfactory to Agents by not later than September 2, 2008.

     SECTION 6. NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
     6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
          (a) the Obligations;
          (b) Indebtedness of any Guarantor to Company or to any other Guarantor, or of Company to any Guarantor; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the terms hereof or the terms of the Pledge and Security Agreement, as applicable, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made, and (iv) no adverse tax consequences shall result from the incurrence of such Indebtedness;
          (c) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
          (d) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with customary Deposit Accounts maintained by a Credit Party as part of its ordinary cash management program;
          (e) Performance guaranties in the ordinary course of business and consistent with historic practices of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;
          (f) guaranties by Company of Indebtedness of a Guarantor or guaranties by a Subsidiary of Company of Indebtedness of Company or a Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;
          (g) to the extent outstanding on the Interim Facility Effective Date, Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness;
          (h) to the extent outstanding on the Interim Facility Effective Date, Indebtedness owing in respect of letters of credit existing on the Interim Facility Effective Date having an aggregate face amount of $10,118,166.06 and issued by Preferred Bank pursuant to the Amended and Restated Business Loan and Security Agreement, dated as of December 13, 2006 and as amended February 21, 2007, by and among Preferred Bank, Company, Syntax Groups Corporation, and Syntax Corporation; provided that (i) such Indebtedness is fully cash-collateralized, (ii) no Credit Party provides any collateral (including additional cash collateral) to secure such Indebtedness following the Interim Facility Effective Date, and (iii) such Indebtedness is not amended without the prior written consent of Collateral Agent;
          (i) to the extent outstanding on the Interim Facility Effective Date, Indebtedness existing under the Business Loan and Security Agreement, dated as of June 26, 2007, among Preferred Bank, Company, Syntax Groups Corporation, and Syntax Corporation (the “Specified Preferred Bank Indebtedness”); provided, that (i) the principal amount of such Indebtedness is not increased from the aggregate principal amount of Indebtedness outstanding on the Interim Facility Effective Date, (ii) such Indebtedness is fully cash-collateralized by a Person other than a Credit Party, (iii) such Indebtedness is not secured by any asset of any Credit Party and (iv) such Indebtedness is not amended without the prior written consent of Collateral Agent;
          (j) to the extent outstanding on the Interim Facility Effective Date, Indebtedness owing to Preferred Bank in an aggregate principal amount of $4,000,000 (the “Additional Preferred Bank Indebtedness”); provided that (i) the principal amount of such Indebtedness is not increased from the aggregate principal amount of Indebtedness outstanding on the Interim Facility Effective Date, (ii) such Indebtedness is not secured by any asset of any Credit Party, and (iii) such Indebtedness is not amended without the prior written consent of Collateral Agent; and
          (k) to the extent outstanding on the Interim Facility Effective Date, Indebtedness owing to ESPN, Inc. EIV, ESPN the Magazine, ESPN Deportes, ABC, Inc. and ESPN Radio.
     6.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or Accounts and any Security) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or other jurisdiction or under any similar recording or notice statute, except:
          (a) Liens securing the Pre-Petition Obligations and replacement Liens on the Collateral granted to secured the Pre-Petition Obligations to the extent provided in the Bankruptcy Court Orders;
          (b) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;
          (c) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
          (d) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, or, with respect to the Borrowers, as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
          (e) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
          (f) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the value or use of the property to which such Lien is attached or with the ordinary conduct of the business of Company or any of its Subsidiaries;
          (g) to the extent existing on the Interim Facility Effective Date, any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
          (h) to the extent existing on the Interim Facility Effective Date, purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
          (i) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, in each case which do not and will not interfere with or affect in any material respect the use, value or operations of any Real Estate Asset or the ordinary conduct of the business of Company or such Subsidiary;
          (j) to the extent existing on the Interim Facility Effective Date, licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;
          (k) valid, perfected and non-avoidable Liens existing on the Interim Facility Effective Date described in Schedule 6.2;

          (l) to the extent existing on the Interim Facility Effective Date, valid, perfected and non-avoidable Liens existing under the Factoring Agreement;
          (m) Liens on cash collateral securing Indebtedness permitted pursuant to Section 6.1(h); and
          (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods.
     6.3 No Further Negative Pledges. Except with respect to (a) specific property to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 6.8 and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired. For the avoidance of doubt, the prohibitions contained in the Pre-Petition Credit Documents existing on the date hereof shall not violate this Section 6.3.
     6.4 Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment, other than Restricted Junior Payments payable to a Credit Party. Nothing contained in this Section 6.4 shall operate to permit or authorized the payment of any management or similar fee to Affiliates.
     6.5 Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(g) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business to the extent such agreements are permitted hereunder, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement. No Credit Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligation which would prohibit a Subsidiary of Company from becoming a Credit Party.

     6.6 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:
          (a) Investments in Cash and Cash Equivalents; provided, that (i) such Cash and Cash Equivalents are maintained in a Deposit Account or a securities account, as applicable, in each case, that is subject to the exclusive control of the Collateral Agent, for the benefit of the Secured Parties, and (ii) no Loans are outstanding;
          (b) (i) Equity Investments owned as of the Interim Facility Effective Date in any Subsidiary and Investments made after the Interim Facility Effective Date in the Borrowers and Syntax Groups Corporation, and (ii) Investments made after the Interim Facility Effective Date in Vivitar Corporation; provided, that in the case of clause (ii) (A) such Investment is made in the form of a loan from the Borrowers, evidenced by a promissory note in form and substance satisfactory to Agents, and the obligations of Vivitar Corporation to the Borrowers under such promissory note shall be pledged to the Collateral Agent and shall constitute Collateral hereunder, subject to a First-Priority Lien in favor of the Collateral Agent, and (B) the amount of such Investment shall not exceed the amount specified in the Budget therefor at such time,
          (c) Investments (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business,, and (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;
          (d) intercompany loans to the extent permitted under Section 6.1(b);
          (e) Guarantees otherwise permitted by Section 6.1; and
          (f) Investments described in Schedule 6.6.
Notwithstanding the foregoing, in no event shall any Credit Party make, or permit any of its Subsidiaries to make, any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4. Notwithstanding the foregoing, no Investment otherwise permitted by clauses (d) or (e) above shall be permitted if any Default or Event of Default has occurred and is continuing or would result therefrom.
     6.7 Compliance with Budget. Company shall not, and shall not permit any of its Subsidiaries to, deviate by more than 5.0% on a cumulative basis for the prior two (2) week period (i) above the “Total Disbursements” line item set forth in the Budget tested on a weekly basis, (ii) below the “Total Cash Receipts”, “Net Cash Flows”, “Company Portion of L/C Sales”, “Collections of Existing A/R” or “Tax Refunds” line items set forth in the Budget tested on a weekly basis or (iii) above each individual disbursement line item comprising the “Total Disbursements” line item set forth in the Budget (including, for the avoidance of doubt, each of the line items entitled “L/C Cost of Sales”, “Solar Link”, “DigiMedia” and “TCV”) tested on a weekly basis. Notwithstanding anything to the contrary contained herein, to the extent that the approval of the Bankruptcy Court is required to make any disbursement specified in the Budget and such approval is not obtained, such disbursement shall be deemed to be removed from the Budget for all purposes.
     6.8 Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), create any Subsidiary, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
          (a) the dissolution of the Foreign Subsidiaries of Vivitar Corporation specified on Schedule 6.8(a); provided, that any assets contained in any such Foreign Subsidiary are transferred to Vivitar Corporation upon the dissolution of such Foreign Subsidiary;
          (b) (i) the proposed sale of the LCoS business unit of Company pursuant to the Agreement in Principle, dated as of October 21, 2007, between Company and Compound Phototonics Ltd., and (ii) certain proposed licensing transactions relating to the transactions described in clause (i) above; provided, that in each case, that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors (or similar governing body) of such Person), (2) except in the case of clause (i) above, no less than one hundred percent (100%) thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);
          (c) disposals of obsolete or worn out property, the proceeds of which, when aggregated with all other dispositions made pursuant to this clause (d) in any Fiscal Year are less than $50,000; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors (or similar governing body) of the Credit Party making such disposition), (2) no less than one hundred percent (100%) thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a); and
          (d) the Sale, pursuant to the Purchase Agreement, the Sale Procedure Motion and the Sale Procedure Order.
     6.9 Disposal of Subsidiary Interests. No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law.

     6.10 Leases. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired (other than those properties leased by a Credit Party or a Subsidiary of a Credit Party on the Interim Facility Effective Date).
     6.11 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of five percent (5%) or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder, in each case, without the prior written consent of the Administrative Agent; provided, the foregoing restriction shall not apply to (a) any transaction between Company and any Guarantor; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Company and its Subsidiaries; (c) reasonable compensation arrangements for officers and other employees of Company and its Subsidiaries entered into in the ordinary course of business and existing on the Interim Facility Effective Date; and (d) transactions described in Schedule 6.11; provided, further, however, notwithstanding the foregoing, neither Company nor any of its Subsidiaries shall pay any management or similar fees, or any other fees or payments, to any Affiliate of Company. Company shall disclose in writing each transaction with any holder of five percent (5%) or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder to Administrative Agent.
     6.12 Conduct of Business. From and after the Interim Facility Effective Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to engage in any business other than the businesses engaged in by such Credit Party on the Interim Facility Effective Date.
     6.13 Amendments or Waivers of Certain Contractual Obligations. No Credit Party shall nor shall it permit any of its Subsidiaries to, (a) agree to any material amendment, restatement, replacement, refinancing, supplement or other modification to, or waiver or termination of any of its material rights under any Material Contract without obtaining the prior written consent of Administrative Agent and the Requisite Lenders to such amendment, restatement, replacement, refinancing, supplement or other modification or waiver or termination, or (b) enter into any Material Contract unless (i) the funding requirements contained in such Material Contract are consistent with the Budget, and (ii) the applicable Credit Party or Subsidiary has received the prior written consent of the Agents to enter into such Material Contract.
     6.14 Customers and Suppliers. Each Credit Party shall use reasonable best efforts to prevent the termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Credit Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Credit Party are individually or in the aggregate material to the business or operations of such Credit Party, or (ii) any Credit Party, on the one hand, and any material supplier thereof, on the other hand.
     6.15 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from June 30th.

     6.16 Deposit Accounts. No Credit Party shall establish, maintain or deposit proceeds in a Deposit Account that is not subject to the cash management arrangements described in Section 5.10(a).
     6.17 Amendments to Organizational Agreements and Material Contracts. No Credit Party shall nor shall it permit any of its Subsidiaries to (a) amend or permit any material amendments to any Credit Party’s Organizational Documents; or (b) amend or permit any material amendments to, or terminate or waive any material provision of, any Material Contract (including any Panel Deposit Agreement or Contractor Agreement).
     6.18 Prepayments of Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of (a) any Indebtedness, other than (i) the Obligations, (ii) the Pre-Petition Obligations, and (iii) Indebtedness secured by a Permitted Liens if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.8, and (b) any Indebtedness incurred prior to the Filing Date other than the Pre-Petition Obligations to the extent contemplated by the Bankruptcy Court Orders or any payments consented to by the Agents and approved in the ‘first-day’ orders to the extent provided therein.
     6.19 Issuance of Capital Stock. Other than Company, no Credit Party shall, nor shall it permit any of its Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock, or any warrants, options or other rights for the purchase or acquisition of shares of its Capital Stock. No Credit Party shall, nor shall it permit any of its Subsidiaries to, issue or sell any Disqualified Capital Stock.
     6.20 Affiliate Payments. No Credit Party shall pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate.
     6.21 Accounts. No Credit Party shall, or shall permit any of its Subsidiaries to generate Accounts from sales of Inventory to Account Debtors, other than Account Debtors located in the United States that are acceptable to Agents.
     6.22 Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims. No Credit Party shall nor shall it permit any of its Subsidiaries to:
          (a) at any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the Bankruptcy Court Orders, except for modifications and amendments agreed to by the Agents and the Requisite Lenders;
          (b) at any time, suffer to exist a priority for any administrative expense or unsecured claim against any of the Borrowers (now existing or hereafter arising) of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code equal or superior to the priority of the Agent and the Lenders in respect of the Obligations, except as provided in Section 10.4 and for the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities”;
          (c) at any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties in respect of the Collateral (other than Permitted Priority Liens); and
          (d) prior to the date on which the Obligations have been indefeasibly paid in full in cash, the Borrowers shall not pay any administrative expense claims except (A) (1) the Priority Professional Expenses then due and payable and (2) other payments then due and payable to the extent set forth in sub-clause (i) of clause “first” of the definition of the term “Agreed Administrative Expense Priorities”, (B) the Obligations then due and payable hereunder, and (C) Carve-Out Expenses (other than Priority Professional Expenses) and other administrative expense and professional claims then due and payable in the ordinary course of the business of the Borrowers or their respective Chapter 11 Cases, in each case, to the extent and having the order of priority set forth in the definition of the term “Agreed Administrative Expense Priorities”.
     6.23 Purchase and Manufacturing of Inventory. No Credit Party shall (a) make any Panel Deposit with any Person, other than a Panel Manufacturer satisfactory to Collateral Agent that has executed a Panel Deposit Agreement with respect to such Panel Inventory in favor of such Credit Party, or (b) permit any Person to manufacture or otherwise process any Panel Inventory or any other Inventory (or any components of any Inventory) other than a Contractor acceptable to Administrative Agent that has executed a Contractor’s Agreement relating specifically to such Panel Inventory, such other Inventory or such components of Inventory.
     SECTION 7. GUARANTY
     7.1 Guaranty of the Obligations. (a) Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all applicable Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code , 11 U.S.C. §362(a)) (collectively, the “Guaranteed Obligations”).
          (b) Each Guarantor indemnifies each Beneficiary immediately on demand against any costs, loss or liability suffered by that Beneficiary if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Beneficiary would otherwise have been entitled to recover.
     7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its

Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
     7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
     7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

          (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
          (b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;
          (c) the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor), and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;
          (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; and without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
          (e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

          (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which any Credit Party may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
     7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

     7.7 Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     7.9 Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
     7.10 Financial Condition of Borrowers. Any Credit Extension may be made to any Borrower or continued from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of such Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of such Borrower. Each Guarantor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of each Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Beneficiary.
     7.11 Bankruptcy, etc.
          (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any other Guarantor or by any defense which any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above with respect to any Guarantor that is not subject to the

Chapter 11 Cases (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrowers, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
     7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.
     7.13 Taxes. The provisions of Section 2.19 shall apply, mutatis mutandi, to the Guarantors and payments thereby.
     SECTION 8. EVENTS OF DEFAULT
     8.1 Events of Default. If any one or more of the following conditions or events shall occur:
          (a) Failure to Make Payments When Due. Failure by Borrower or any other Credit Party to pay (i) when due the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Agent Advance or Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or when due any interest on any Agent Advance or any Loan or any fee or any other amount due hereunder.
          (b) Default in Other Agreements. (i) Failure of any Non-Debtor Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in a principal amount of $100,000 or more (individually or in the aggregate), or (ii) breach or default by a Non-Debtor Subsidiary with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause Company or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
          (c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, Sections 5.1, 5.2, 5.3, 5.5, 5.6, 5.8, 5.9, 5.15, 5.16, 5.17, 5.18, 5.19 or 5.20, or Section 6 or any provision of any Bankruptcy Court Order; or
          (d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (to the extent not otherwise qualified as to materiality) as of the date made or deemed made; or
          (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default, if capable of being remedied, shall remained unremedied for a period of 5 days; or
          (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Non-Debtor Subsidiary, any Specified Party or any Specified Account Debtor in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable Federal or state law; or (ii) an involuntary case shall be commenced against any Non-Debtor Subsidiary, any Specified Party or any Specified Account Debtor under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Non-Debtor Subsidiary, any Specified Party or any Specified Account Debtor, or over all or a substantial part of their respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Non-Debtor Subsidiary, any Specified Party or any Specified Account Debtor for all or a substantial part of their respective properties; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Non-Debtor Subsidiary, any Specified Party or any Specified Account Debtor, and any such event described in this clause (ii) shall continue for thirty (30) days without having been dismissed, bonded or discharged; or

          (g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Non-Debtor Subsidiary, any Specified Party or any Specified Account Debtor shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Non-Debtor Subsidiary, any Specified Party or any Specified Account Debtor shall make any assignment for the benefit of creditors; or (ii) any Non-Debtor Subsidiary, any Specified Party or any Specified Account Debtor shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) (or any committee thereof) of any Non-Debtor Subsidiary, any Specified Party or any Specified Account Debtor shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
          (h) Judgments and Attachments. One or more money judgments, writs or warrants of attachment or similar processes involving an amount, individually or in the aggregate in excess of $50,000 at any time, (to the extent not fully covered by insurance (less any deductible) as to which a solvent and unaffiliated insurance company has acknowledged coverage), shall be entered or filed against any Credit Party or any Subsidiary of any Credit Party or any of their respective assets either (i) enforcement proceedings are commenced in connection therewith, or (ii) such money judgment, write or warrant of attachment and shall remain undischarged, unvacated, unbonded or unstayed for a period of ten (10) consecutive Business Days; or
          (i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party, any Specified Party or any Specified Account Debtor decreeing the dissolution or split up of such Credit Party, such Specified Party or such Specified Account Debtor; or
          (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $50,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 401(a)(29) or 412(n) of the Internal Revenue Code or under ERISA or the non-U.S. equivalent thereof; or
          (k) Change of Control. A Change of Control shall occur; or
          (l) Guaranties, Collateral Documents and other Documents. At any time after the execution and delivery thereof, (i) the Guaranty, for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor, as applicable, shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document or created by the Bankruptcy Court Orders, in each case for any reason, (iii) any Credit Party or any Subsidiary of any Credit Party shall (x) contest the validity or enforceability of any Credit Document or any of the Obligations or deny that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party, (y) attempt to invalidate, reduce or otherwise impair the Liens or security interests of any Agent and/or the Lenders, claims or rights against such Person or to subject any Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, or (z) commence any action which contests the validity, perfection or enforceability of any of the Liens and security interests of any Agent and/or the Lenders created by any of the Bankruptcy Court Orders, this Agreement, any Security Agreement, and any Pledge Agreement or any other security agreement; or (iv) any Contractor Agreement, Panel Deposit Agreement or any Specified Party Document shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Contractor, Panel Manufacturer or Specified Party, as applicable, shall repudiate or deny its obligations thereunder, or any party to Contractor Agreement, Panel Deposit Agreement or a Specified Party Document, as applicable, shall breach its obligations thereunder and such breach shall remain unremedied for ten (10) days;
          (m) Environmental Liabilities. Any Credit Party or any of its Subsidiaries shall be liable for any environmental liabilities or related costs the payment of which could reasonably be expected to have a Material Adverse Effect; or
          (n) Proceedings. The indictment of any Credit Party or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Credit Party or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person; or
          (o) Cessation of Business. (i) Any Credit Party or any of its Subsidiaries or any Specified Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than five (5) days; (ii) any other cessation of a substantial part of the business of Company or any of its Subsidiaries or any Specified Party for a period which materially and adversely affects Company or any of its Subsidiaries or any Specified Party; or (iii) any material damage to, or loss, theft or destruction of, any Collateral whether or not insured or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than five (5) consecutive days, the cessation or substantial curtailment of revenue producing activities at a Facility, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or
          (p) Material Supply Chain Disruptions; Loss of Material Accounts; Material Adverse Effect. An event or development occurs that could reasonably be expected to (i) result in a material disruption to the supply chain of the Company or any of its Subsidiaries, (ii) result in the failure of any Specified Account Debtor to pay any Account owing to the

Company or any of its Subsidiaries in an amount in excess of $1,000,000 within 30 days after the due date specified on the invoice relating to such Account or 90 days after the original date of the invoice relating to such Account, or (iii) have a Material Adverse Effect, in each case, as determined by Requisite Lenders in their reasonable business judgment; or
          (q) Appointment of Trustee or Examiner. An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court appointing, or any Credit Party or any Subsidiary of a Credit Party shall file an application for an order with respect to any Chapter 11 Case seeking the appointment of, (i) a trustee under Section 1104, or (ii) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; or
          (r) Conversion to Chapter 7. An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court converting such Chapter 11 Case to a Chapter 7 case; or
          (s) Plan. An application shall be made by any Credit Party or any Subsidiary of a Credit Party for an order by the Bankruptcy Court, or an order shall be entered by the Bankruptcy Court, confirming a plan of reorganization in any of the Chapter 11 Cases that is not satisfactory to the Administrative Agent in all material respects; or
          (t) Dismissal of Chapter 11. An order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases which does not contain a provision for termination of the total Commitment, and payment in full in cash of all Obligations of the Borrowers hereunder and under the other Credit Documents upon entry thereof; or
          (u) Order with respect to Chapter 11. (i) An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of the Agents and the Requisite Lenders, (A) to revoke, reverse, stay, modify, supplement or amend any of the Bankruptcy Court Orders, (B) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Borrowers equal or superior to the priority of the Agents and the Lenders in respect of the Obligations, except for allowed administrative expenses to the extent set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities”, or (C) to grant or permit the grant of a Lien on the Collateral (other than Permitted Liens); or (ii) any sale procedure order, sale order or assignment order is entered by the Bankruptcy Court without the express prior written consent of the Agents and the Requisite Lenders that is not satisfactory to the Agents; or
          (v) Application for Order. An application for any of the orders described in clauses 8.1(q) through 8.1(u) above shall be made by a Person other than the Borrowers and such application is not contested by the Borrowers in good faith or the relief requested is not withdrawn, dismissed or denied within ten (10) days after filing or any Person obtains a final order under § 506(c) of the Bankruptcy Code against the Agents or obtains a final order adverse to the Agents or the Lenders or any of their respective rights and remedies under the Credit Documents or in the Collateral; or

          (w) Relief from Automatic Stay. An order shall be entered by the Bankruptcy Court that is not stayed granting relief from the automatic stay to one or more creditors of the Borrowers; or
          (x) Material Adverse Deviation. A Material Adverse Deviation shall have occurred; or
          (y) Liquidation. The determination of the Company or any of its Subsidiaries, whether by vote of such Person’s board of directors or otherwise, to suspend the operation of such Person’s business in the ordinary course, liquidate all or substantially all of such Person’s assets, or to conduct any sales of all or substantially all of such Person’s assets, or the filing of a motion or other application in the Chapter 11 Cases, seeking authority to do any of the foregoing, in each case, other than the Sale pursuant to the Purchase Agreement or with the prior consent of the Administrative Agent and the Lenders; or
          (z) Pre-Petition Payments. Except as otherwise agreed in writing by the Administrative Agent, the Company or any of its Subsidiaries shall make any Pre-Petition Payment (including, without limitation, any payment in connection with the settlement of any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened, or pursuant to any judgment); or
          (aa) Committees. Unless none of the Credit Parties have prior notice of such appointment, the failure of the Credit Parties to oppose the appointment of any official committee other than an official unsecured creditors’ committee in the Chapter 11 Cases; provided that if none of the Credit Parties have prior notice of such appointment, it shall be an Event of Default if the Credit Parties do not promptly file and diligently pursue an objection to such appointment or motion for disbandment of such committee, in either case in form and substance satisfactory to the Administrative Agent; or
          (bb) Loss of Chief Executive Officer. Greg Rayburn shall for any reason cease to be actively engaged in the day-to-day management of Company in the role he serves on the Interim Facility Effective Date, unless an interim or permanent successor reasonably acceptable to Administrative Agent and the Requisite Lenders is appointed within a period of time deemed reasonable by Administrative Agent; or
          (cc) Purchase Agreement. Any default shall occur under the Purchase Agreement or the Purchase Agreement is terminated for any reason; or
          (dd) Ownership of Certain Entities. Mr. Wu, Jung-Jyh a.k.a John Wu (and/or his Affiliates) shall cease to beneficially own and control, directly or indirectly, at least 51%, on a fully diluted basis, of the voting and economic interest in the outstanding Capital Stock of each of DigiMedia and Nanjing Huahai Display Technology Co., Ltd.;
THEN, upon the occurrence of any Event of Default, upon notice to the Borrowers by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, and (II) all other Obligations; and (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.
     SECTION 9. AGENTS
     9.1 Appointment of Agents. Silver Point is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Silver Point, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Silver Point is hereby appointed Collateral Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes Silver Point to act as its agent in accordance with the terms hereof and the other Credit Documents. In each case, such appointment and authorization includes, without limitation, the authority to make the Loans and Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Credit Document and to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Credit Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Credit Document. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.
     9.2 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have or be deemed to have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the foregoing, for the avoidance of doubt, it is hereby agreed that Agents shall have the right to reduce the Commitments and impose the blocks on the Commitments to the extent contemplated hereby.
     9.3 General Immunity.
          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, neither Administrative Agent nor Collateral Agent shall have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.5) or, in the case of the Collateral Agent, in accordance with the Pledge and Security Agreement or other applicable Collateral Document, and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), or in accordance with the Pledge and Security Agreement or other applicable Collateral Document, as the case may be, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Credit Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.5) or, in the case of the Collateral Agent, in accordance with this Agreement, the Pledge and Security Agreement or other applicable Collateral Document, or, in the case of the Administrative Agent, in accordance with the terms of this Agreement.
          (c) Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or any Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Requisite Lenders in accordance with Section 8; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
     9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Credit Parties for services in connection herewith and otherwise without having to account for the same to Lenders.
     9.5 Lenders’ Representations, Warranties and Acknowledgment.
          (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries, without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
          (b) Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Interim Facility Effective Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Interim Facility Effective Date.
     9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, that this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     9.7 Successor Agents.
          (a) At any time, Administrative Agent and/or Collateral Agent may (and, at the request of the Requisite Lenders, shall) resign by giving thirty (30) days’ prior written notice thereof to Lenders and the Borrowers. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent or Collateral Agent, as applicable. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, from among the Lenders. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor Administrative Agent or Collateral Agent, as applicable, that successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall promptly (i) transfer to such successor Administrative Agent or Collateral Agent, as applicable, all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or Collateral Agent, as applicable, under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent or Collateral Agent, as applicable, such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent or Collateral Agent, as applicable, of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s or Collateral Agent’s, as applicable, resignation hereunder as Administrative Agent or Collateral Agent, as applicable, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, hereunder.
          (b) Notwithstanding anything herein to the contrary, Administrative Agent and/or Collateral Agent may assign its rights and duties as Administrative Agent or Collateral Agent, as applicable, hereunder to an Affiliate or Related Fund of Silver Point without the prior written consent of, or prior written notice to, any Credit Party or any Lender; provided that the Credit Parties and the Lenders may deem and treat such assigning Administrative Agent or Collateral Agent, as applicable, as Administrative Agent or Collateral Agent, as applicable, for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as applicable, provides written notice to the Borrowers and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Credit Documents.
          (c) Delegation of Duties. Administrative Agent and/or Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent or Collateral Agent, as applicable. Administrative Agent and any such sub-agent (if any) and Collateral Agent and any such sub-agent (if any) may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Article 9 shall apply to all Affiliates of Administrative Agent and all Affiliates of Collateral Agent, as applicable, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of this Article 9 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent or Collateral Agent, as applicable, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as applicable, and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

     9.8 Collateral Matters, Collateral, Documents and Guaranty.
          (a) Agents under Collateral Documents and Guaranty. Each Lender hereby further irrevocably authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral, the Collateral Documents and the Credit Documents. Subject to Section 11.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to the terms of such Guaranty or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.5) have otherwise consented.
          (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, each Borrower, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.
          (c) Agent Advances. Subject to the terms of any separate written agreement among the Agents and the Lenders, Collateral Agent may from time to time make such disbursements and advances (“Agent Advances”) in an amount not to exceed $1,000,000, in the aggregate, which Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 11.2 and Section 11.3. The Agent Advances shall be repayable by the Borrowers on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans. The Agent Advances shall constitute Obligations hereunder. Without limitation to its obligations pursuant to Section 9.3, each Lender agrees that it shall make available to Collateral Agent, upon Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Agent Advance. If such funds are not made available to Collateral Agent by such Lender, Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to Collateral Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Base Rate. Notwithstanding anything to the contrary contained in this Section 9.8(c), Collateral Agent and Lenders may make alternative arrangements with respect to the reimbursement by Lenders of Agent Advances made by Collateral Agent.
     9.9 Posting of Approved Electronic Communications.
          (a) Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent or to the Lenders pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Funding Notice or a Conversion/Continuation Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to Administrative Agent to an electronic mail address as directed by Administrative Agent. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by Administrative Agent.
          (b) Platform. Each Credit Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).
          (c) No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF

ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NONAPPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (d) Delivery Via Platform. Administrative Agent agrees that the receipt of the Communications by Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.
          (e) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
     9.10 Proofs of Claim. The Lenders and each Credit Party hereby agree that after the occurrence of an Event of Default pursuant to Sections 8.1(f) or (g), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to a Non-Debtor Subsidiary, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any of any Credit Party or any other Person) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders, Administrative Agent and other Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Administrative Agent and other agents and their agents and counsel and all other amounts due Lenders, Administrative Agent and other agents hereunder) allowed in such judicial proceeding; and
          (b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;
          and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to, subject to Section 2.15(h), pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.10 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.
     9.11 Agents and Arrangers. Except as otherwise set forth herein, no arrangers shall have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Credit Document) other than those applicable to all Lenders as such. Without limiting the foregoing, no arrangers shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any arranger in deciding to enter into this Agreement and each other Credit Document to which it is a party or in taking or not taking action hereunder or thereunder.
     SECTION 10. SECURITY AND ADMINISTRATIVE PRIORITY
     10.1 Pre-Petition Obligations. Each of the Credit Parties hereby acknowledges, confirms and agrees that the Company and its Subsidiaries are indebted to the Pre-Petition Agents and the Pre-Petition Lenders for the Pre-Petition Obligations, as of the Filing Date, in an aggregate principal amount of not less than $111.93 million, plus accrued and unpaid interest of at least $2.15 million, plus make-whole amounts, prepayment premiums, fees, costs, and expenses incurred in connection therewith, in respect of Pre-Petition Obligations under the Pre-Petition Credit Agreement, plus indemnities, reimbursement obligations and other charges now or hereafter owed by the Company and its Subsidiaries to the Pre-Petition Agents and the Pre-Petition Lenders pursuant to the terms of the Pre-Petition Credit Documents, all of which are unconditionally owing by the Company and its Subsidiaries to the Pre-Petition Agents and the Pre-Petition Lenders, without offset, defense or counterclaim of any kind, nature and description whatsoever.
     10.2 Acknowledgment of Security Interests. As of the Filing Date, each of the Credit Parties hereby acknowledges, confirms and agrees (and hereby agrees that it will not dispute, challenge or otherwise contest) that (a) the Pre-Petition Agents and the Pre-Petition Lenders have valid, enforceable and perfected first priority and senior liens (subject only to “Permitted Liens” (as defined in the Pre-Petition Credit Documents) upon and security interests in all of the Collateral (as defined in the Pre-Petition Credit Documents) granted pursuant to the Pre-Petition Credit Documents and the other “Collateral Documents” (as defined in the Pre-Petition Credit Documents) as in effect on the Filing Date to secure all of the Pre-Petition Obligations and (b) such Liens are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law.
     10.3 Binding Effect of Documents. Each of the Credit Parties hereby acknowledges, confirms and agrees (and hereby agrees that it will not dispute, challenge or otherwise contest) that (a) each of the Pre-Petition Credit Documents and the other “Collateral Documents”(as defined in the Pre-Petition Credit Documents) to which it is a party is in full force and effect as of the date hereof, (b) the agreements and obligations of the Company and each of its Subsidiaries contained in the Pre-Petition Credit Documents and the other “Collateral Documents”(as defined in the Pre-Petition Credit Documents) constitute the legal, valid and binding obligations of each of the Company and its Subsidiaries enforceable against each of them in accordance with their respective terms and neither the Company nor any of its Subsidiaries has any valid defense, offset or counterclaim to the enforcement of such obligations and (c) the Pre-Petition Agents and the Pre-Petition Lenders are and shall be entitled to all of the rights, remedies and benefits provided for in the Pre-Petition Credit Documents and the other “Collateral Documents”(as defined in the Pre-Petition Credit Documents), except to the extent clauses (b) and (c) above are subject to the automatic stay under the Bankruptcy Code upon commencement of the Chapter 11 Cases.
     10.4 Collateral; Grant of Lien and Security Interest.
          (a) Pursuant to the Bankruptcy Court Orders and in accordance with the terms thereof, as security for the full and timely payment and performance of all of the Obligations, the Credit Parties hereby, assign, pledge and grant to the Collateral Agent, for the benefit of the Agents and the Lenders (the “Secured Parties”), a security interest in and to and Lien on all of the property, assets or interests in property or assets of such Person, of any kind or nature whatsoever, real or personal, tangible and intangible now existing or hereafter acquired or created, including, without limitation, all property of the “estate” (within the meaning of the Bankruptcy Code) of the Credit Parties, and all accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights and licenses therefor, general intangibles, payment intangibles, letters of credit, letter-of-credit rights, supporting obligations, machinery and equipment, real property (including all Facilities), fixtures, leases, all of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and all of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Subsidiary of the Company, all of the Capital Stock of all other Persons that are not Subsidiaries directly owned by the Company, money, investment property, deposit accounts, all commercial tort claims and other causes of action (other than Avoidance Actions), the proceeds of all Avoidance Actions, all Cash Collateral (as defined in the Interim Bankruptcy Court Order), and all cash and non-cash proceeds, rents, products, substitutions, accessions and profits of any of collateral described above (all property of the Credit Parties subject to the security interest referred to in this Section 00 being hereinafter, collectively, referred to as the “Collateral”).
          (b) Upon entry of the Interim Bankruptcy Court Order or Final Bankruptcy Court Order and subject to the terms thereof, as the case may be, the Liens and security interests in favor of the Collateral Agent referred to in 0 hereof shall be valid and perfected Liens and security interests in the Collateral, prior to all other Liens and security interests in the Collateral (subject to Permitted Priority Liens). Such Liens and security interests and their priority shall remain in effect until the total Commitment shall have been terminated and all Obligations shall have been repaid in cash in full.

          (c) Notwithstanding anything herein to the contrary (i) all proceeds received by the Agents and the Lenders from the Collateral subject to the Liens granted in this 0 and in each other Credit Document and by the Bankruptcy Court Orders shall be subject to the prior payment of Carve-Out Expenses to the extent set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities”, and (ii) no Person entitled to Carve-Out Expenses shall be entitled to sell or otherwise dispose, or seek or object to the sale or other disposition, of any Collateral.
     10.5 Administrative Priority. Each Credit Party agrees that its Obligations shall constitute allowed administrative expenses in the Chapter 11 Cases, having priority over all administrative expenses of and unsecured claims against such Person now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, subject only to the prior payment of amounts to the extent set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities” as and to the extent set forth in the Bankruptcy Court Orders.
     10.6 Grants, Rights and Remedies. The Liens and security interests granted pursuant to Section 0 hereof and the administrative priority granted pursuant to Section 0 hereof may be independently granted by the Credit Documents, the Bankruptcy Court Orders and by other Credit Documents hereafter entered into. This Agreement, the Bankruptcy Court Orders and such other Credit Documents supplement each other, and the grants, priorities, rights and remedies of the Agents and the Lenders hereunder and thereunder are cumulative.
     10.7 No Filings Required. The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, and entry of the Interim Bankruptcy Court Order shall have occurred on or before the date of any Loan prior to the Final Period and entry of the Final Bankruptcy Court Order shall have occurred on or before the date of any Loan during the Final Period. The Collateral Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office, take possession or control of any Collateral, or take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, or any other Credit Document.
     10.8 Survival. The Liens, lien priority, administrative priorities and other rights and remedies granted to the Agents and the Lenders pursuant to this Agreement, the Bankruptcy Court Orders and the other Credit Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by the Credit Parties (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

          (a) except to the extent set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities” as set forth in Section 0, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on parity with any claim of the Agents and the Lenders against the Credit Parties in respect of any Obligation;
          (b) the Liens in favor of the Agents and the Lenders set forth in Section 0 hereof shall constitute valid and perfected first priority Liens and security interests, and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever (subject to Permitted Priority Liens and any action required under foreign law with respect to the Capital Stock of Foreign Subsidiaries solely to the extent that such foreign law is applicable); and
          (c) the Liens in favor of the Agents and the Lenders set forth herein and in the other Credit Documents shall continue to be valid and perfected without the necessity that the Collateral Agent file financing statements or mortgages, take possession or control of any Collateral, or otherwise perfect its Lien under applicable non-bankruptcy law.
     SECTION 11. MISCELLANEOUS
     11.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party or an Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that, no notice to any Agent shall be effective until received by such Agent.
     11.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly, and in any event within five (5) Business Days after written demand therefor, (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the fees, expenses and disbursements of counsel to Agents (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Credit Party; (d) all the actual costs and expenses of creating and perfecting (or the non-U.S. equivalent thereof) Liens in favor of Collateral Agent, for the benefit of Secured Parties pursuant hereto, including filing and recording fees, expenses and amounts owed pursuant to Section 2.19(c) and (d), search fees, title insurance premiums and fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and fees, expenses and disbursements of any auditors, accountants, consultants, appraisers, liquidators, advisors, other professionals and agents, whether internal or external, including, any research data firm which provides industry or other similar information on the Company’s industry; (f) all the actual costs and expenses (including the fees, expenses and disbursements of counsel (including allocated costs of internal counsel) and of any appraisers, consultants, liquidators, advisors, other professionals and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and costs and expenses incurred by each Agent in connection with due diligence, the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (h) reasonable out of pocket expenses incurred by any Agent in connection with having the Loans rated by one or more rating agencies; and (i) all costs and expenses, including attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     11.3 Indemnity.
          (a) In addition to the payment of expenses pursuant to Section 0, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their Affiliates and their respective officers, partners, directors, trustees, employees, representatives, attorneys, advisors, appraisers, consultants, liquidators, other professionals and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided that, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee to the extent determined pursuant to a final nonappealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 0 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
          (b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, representatives, attorneys, advisors or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     11.4 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and their respective Affiliates is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.
     11.5 Amendments and Waivers.
          (a) Requisite Lenders’ Consent. Subject to Sections 0 and 0, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, Administrative Agent and the Requisite Lenders or (ii) in the case of any other Credit Document, Administrative Agent and, if party thereto, the Collateral Agent, in each case, with the consent of the Requisite Lenders.
          (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
          (i) extend the scheduled final maturity of any Loan or Note of such Lender;
          (ii) waive, reduce or postpone any scheduled repayment due such Lender, any mandatory prepayment due such Lender pursuant to Section 2.13 or any right of such Lender to waive a prepayment due such Lender pursuant to Section 2.13 (other than any waiver of the obligation to apply funds in accordance with Sections 2.14(a), 2.14(b) or 2.15(h) (which may be affected by consent of the Requisite Lenders so long as any such waiver affects all Lenders proportionately in accordance with their Pro Rata Shares);
          (iii) reduce the rate of interest on any Loan of such Lender (other than any amendment to the definition of “Default Rate” and any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9 (each of which may be affected by consent of the Requisite Lenders) or any fee, in each case, payable hereunder to such Lender;
          (iv) extend the time for payment of any such interest or fees to such Lender (other than any extension resulting from the waiver of the obligation to apply funds in accordance with Sections 2.14(a), 2.14(b) or 2.15(h) (which may be affected by consent of the Requisite Lenders so long as any such waiver affects all Lenders proportionately in accordance with their Pro Rata Shares));
          (v) reduce the principal amount of any Loan of such Lender;
          (vi) amend, modify, terminate or waive any provision of this Section 11.5(b) or Section 11.5(c);
          (vii) amend the definition of “Requisite Lenders” or “Pro Rata Share” or any provision of Section 2.16;
          (viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents;
          (ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document; or
          (x) increase the dollar amount limitation on Agent Advances specified in Section 9.8(c).
          (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
          (i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender; or
          (ii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

     Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
          (d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 0 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
     11.6 Successors and Assigns; Participations.
          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Registers. The Credit Parties, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Registers as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the applicable Register as provided in Section 0. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the applicable Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the applicable Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Solely for the purposes of maintaining the Register and for tax purposes only Administrative Agent shall be deemed to be acting on behalf of the Credit Parties, and solely for the purposes of maintaining the Register and for tax purposes only Administrative Agent shall be deemed to be acting on behalf of the Credit Parties.
          (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement on a pro-rata basis only with respect to all or a portion of its Commitment or Loans owing to it or other

Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):
          (i) to any Person meeting the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Administrative Agent; and
          (ii) to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided, that each such assignment pursuant to this Section 0 shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Administrative Agent or as shall constitute the aggregate amount of the Commitments and Loans of the assigning Lender) with respect to the assignment of the Commitments and Loans.
          (d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States Federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(e). In addition, each assignee of a Lender shall execute an acknowledgment to the agreement among lenders entered into between the Lenders and the Agents on the Interim Facility Effective Date.
          (e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Administrative Borrower and shall maintain a copy of such Assignment Agreement.
          (f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Interim Facility Effective Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest (as defined in the Assignment Agreement) and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other Federal securities laws (it being understood that, subject to the provisions of this Section 0, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
          (g) Effect of Assignment. Subject to the terms and conditions of this Section 0, as of the “Effective Date” specified in the applicable Assignment Agreement: (i)

the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 0) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon the Borrowers shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
          (h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation (a “Participant”), other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except any amendment to the definition of “Default Rate” or in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such Participant is participating. Each Credit Party agrees that each Participant shall be entitled, through the participating Lender, to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, that (i) a Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent, and (ii) a Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Credit Parties, to comply with Section 2.19 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 0 as though it were a Lender, provided such Participant agrees to be subject to Section 0 as though it were a Lender.
          (i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 0, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between the Credit Parties and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     11.7 Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and the Administrative Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers or Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC. Each Borrower acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.16, 2.17, 2.18, 2.19, 11.2, 11.3 and 11.4, shall be considered a Lender. No Borrower shall not be required to pay any amount under Sections 2.16, 2.17, 2.18, 2.19, 11.2, 11.3 and 11.4 that is greater than the amount which it would have been required to pay had no grant been made by a Granting Lender to a SPC.
     11.8 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     11.9 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(c), 2.18, 2.19, 0, 0 and 0 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans, and the termination hereof.
     11.10 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
     11.11 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or Federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     11.12 Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     11.13 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     11.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     11.15 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, EXCEPT TO THE EXTENT NEW YORK LAW IS SUPERSEDED BY THE BANKRUPTCY CODE.
     11.16 CONSENT TO JURISDICTION.
          (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN THE BANKRUPTCY COURT. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE BANKRUPTCY COURT; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN THE BANKRUPTCY COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 0 ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

          (b) EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 11.1. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.
     11.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     11.18 Confidentiality. Each Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses clearly identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Credit Party that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their directors, officers, employees, agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Interest Rate Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 11.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosures to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosure of information which (A) becomes publicly available other than as a result of a breach of this Section 11.18 or (B) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than a Credit Party, and (vi) disclosures required or requested by any governmental agency or examiner representative thereof or by the NAIC or pursuant to legal or judicial process; provided, that unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Administrative Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Interim Facility Effective Date, Administrative Agent may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media.
     11.19 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and each Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.
     11.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
     11.21 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Administrative Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
     11.22 Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.
     11.23 Disclosure. Each Credit Party and each Lender hereby acknowledges and agrees that Administrative Agent and/or its Affiliates from time to time may hold investments in, and make other loans to, or have other relationships with any of the Credit Parties and their respective Affiliates. In addition, each Credit Party and each Lender hereby acknowledges that Administrative Agent has also received a warrant from Company.
     11.24 Company as Agent for Credit Parties. Each Credit Party hereby irrevocably appoints the Company as the borrowing agent and attorney-in-fact for the Credit Parties (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Credit Parties that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Credit Party hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Accounts and Collateral of the Credit Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Credit Parties in order to utilize the collective borrowing powers of the Credit Parties in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Credit Parties as a result hereof. Each of the Credit Parties expects to derive benefit, directly or indirectly, from the handling of the Loan Accounts and the Collateral in a combined fashion since the successful operation of each Credit Party is dependent on the continued successful performance of the integrated group. To induce the Agents and the Lenders to do so, and in consideration thereof, each of the Credit Parties hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Credit Parties or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Accounts and Collateral of the Credit Parties as herein provided, (b) the Agents and the Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by any Agent or any Lender hereunder or under the other Credit Documents. Notwithstanding the foregoing, the Credit Parties shall not have any obligation to any Indemnitee under this Section 11.24 for any liability, expense, loss or claim of damage or injury which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.
     11.25 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or otherwise deal with such Collateral in accordance with Administrative Agent’s instructions.
     11.26 Advertising and Publicity. No Credit Party shall, nor shall it permit any of its Subsidiaries to, issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Lenders pursuant to this Agreement and the other Credit Documents without the prior written consent of Administrative Agent. Nothing in the foregoing shall be construed to prohibit any Credit Party from making any submission or filing which it is required to make by applicable law or pursuant to judicial process; provided, that, (i) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (ii) unless specifically prohibited by applicable law or court order, such Credit Party shall promptly notify Administrative Agent of the requirement to make such submission or filing and provide Administrative Agent with a copy thereof.
     11.27 Immunity. To the extent that any Credit Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, each Credit Party hereby irrevocably waives such immunity in respect of its obligations hereunder and under the other Credit Documents to which it is a party to the extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 11.27 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
     11.28 Release. Each Credit Party and each of its Affiliates in its individual capacity hereby forever releases, waives, and discharges each Pre-Petition Agent and each Pre-Petition Lender (whether in its pre-petition or post-petition capacity), together with its respective officers, directors, employees, agents, attorneys, professionals, affiliates, subsidiaries, assigns and/or successors (collectively, the “Released Parties”), from any and all claims and causes of action arising out of, based upon or related to, in whole or in part, any of the Pre-Petition Credit Documents, any aspect of the pre-petition relationship between any Credit Party relating to any of the Pre-Petition Credit Documents or any transaction contemplated thereby, on the one hand, and any or all of the Released Parties, on the other hand, or any other acts or omissions by any or all of the Released Parties in connection with any of the Pre-Petition Credit Documents or their pre-petition relationship with any Credit Party or any affiliate thereof relating to any of the Pre-Petition Credit Documents or any transaction contemplated thereby, including, without limitation, any claims or defenses as to the extent, validity, priority, or perfection of the Prepetition Liens (as defined in the Interim Bankruptcy Court Order) or the Pre-Petition Obligations, “lender liability” claims and causes of action, any actions, claims, or defenses under chapter 5 of the Bankruptcy Code, or any other claims and causes of action.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS:

SYNTAX-BRILLIAN CORPORATION, as a Debtor and a Debtor-in-Possession

By:	/s/ Greg Rayburn

Name: Greg Rayburn
Title: Interim Chief Executive Officer

SYNTAX-BRILLIAN SPE, INC. , as a Debtor and a Debtor-in-Possession

By:	/s/ Greg Rayburn

Name: Greg Rayburn
Title: Interim Chief Executive Officer

GUARANTOR:

SYNTAX GROUPS CORPORATION, as a Debtor and a Debtor-in-Possession

By:	/s/ Greg Rayburn

Name: Greg Rayburn
Title: Interim Chief Executive Officer
Signature Page to Debtor-in-Possession Credit Agreement

SILVER POINT FINANCE, LLC, as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Zachary M. Zeitlin

Name: Zachary M. Zeitlin
Title: Authorized Signatory
Signature Page to Debtor-in-Possession Credit Agreement

SPF CDO I, LTD., as a Lender

By:	/s/ Zachary M. Zeitlin

Name: Zachary M. Zeitlin
Title: Authorized Signatory

FIELD POINT III, LTD., as a Lender

By:	/s/ Zachary M. Zeitlin

Name: Zachary M. Zeitlin
Title: Authorized Signatory

SPCP GROUP, LLC, as a Lender

By:	/s/ Zachary M. Zeitlin

Name: Zachary M. Zeitlin
Title: Authorized Signatory
Signature Page to Debtor-in-Possession Credit Agreement

CITICORP USA, INC., as a Lender

By:	/s/ James R. Williams

Name: James R. Williams
Title: Director & Vice President
Signature Page to Debtor-in-Possession Credit Agreement

APPENDIX A
TO CREDIT AND GUARANTY AGREEMENT
Commitments

Lender	Commitment	Pro Rata Share
SPF CDO I, LTD.	2,146,666.67	9.333333%
FIELD POINT III, LTD.	7,283,759.17	31.668518%
SPCP GROUP, LLC	10,502,907.50	45.664815%
CITICORP USA, INC.	3,066,666.67	13.333333%

Total	$23,000,000.00	100.000000%

Appendix A

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT
Notice Addresses
SYNTAX-BRILLIAN CORPORATION
and each other Credit Party
1600 N. Desert Drive
Tempe, Arizona 85281
Attention: General Counsel, Chief Financial Officer and Treasurer
Telecopier: 602-389-8869
with a copy to:
Greenburg Traurig, LLP
2375 E. Camelback Road, Suite 700
Phoenix, AZ 85016
Attention: Robert S. Kant, Esq.
Telecopier: 602-445-8100
SILVER POINT FINANCE, LLC
as Administrative Agent and Collateral Agent,
Silver Point Finance, LLC
2 Greenwich Plaza
Greenwich, CT 06830
Attention: Arbab Khalid
Telecopier: 203-542-4550
Email: bladmin@silverpointcapital.com
with a copy to:
Silver Point Finance, LLC
111 South Wacker, Suite 3900
Chicago, IL 60606
Attention: Anthony Dinello
Telecopier: 312-357-7203
Email: adinello@silverpointcapital.com
Appendix B